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                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is entered into as of the 19/th/ day of May, 2003 (the "Agreement"), by and between Jaco Electronics, Inc, a New York corporation (the "Purchaser") and Reptron Electronics, Inc., a Florida corporation (the "Seller").

                                   WITNESSETH:
                                   -----------

     WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser wishes to purchase, and the Seller wishes to sell certain of the assets of the Seller relating to or used or useful in the Business (as defined below), for the aggregate consideration set forth below and Seller wishes to assign to the Purchaser and the Purchaser wishes to assume certain of the Seller's liabilities arising out of the conduct of the Business as set forth below.

     NOW THEREFORE, in consideration of the premises and the mutual covenants made herein, the parties hereto, each intending to be legally bound, do hereby agree as follows:

          1. Definitions. Except as otherwise expressly provided in this Agreement or unless the context otherwise requires, the following terms, for all purposes of this Agreement, have the respective meanings hereinafter specified:

          "Accounts Receivable" means all trade and other accounts receivable and notes and loans receivable or any other similar instruments of the Seller arising out of the conduct of the Business by the Seller and all rights in respect thereof.

          "Acquired Assets" means all right, title and interest in and to all of the assets, properties, rights and business of every kind, nature and description, wherever located, whether real, personal, tangible or intangible, of the Seller existing as of the Closing Date relating to, or used or useful in the Business, excluding however all Excluded Assets, including without limitation:

               (a) all inventories, other than the inventories listed on Schedule B-1, whether on hand or in transit, including but not limited to, finished goods, raw materials, work in process, supplies, packing material, and similar items as listed on Schedule A-1 (collectively, the "Inventories");

               (b)  all unfilled purchase orders;

               (c) all machinery, equipment, hand tools, computers and other data processing hardware (and all software related thereto or used therewith as set forth on Schedule A-2) and other tangible personal property of similar nature located at any of the premises leased to or owned by the Seller and used in the conduct of the Business, including premises which will not be sublet or assigned to Purchaser hereunder, including but not limited to all items set forth on the Seller's fixed asset ledgers for the Business attached to this Agreement on Schedule A-2 (collectively, the "Machinery and Equipment");

               (d) all office furniture, office equipment, fixtures and other tangible personal property of similar nature, located at any of the premises leased to or owned by the Seller and used in the conduct of the Business, including premises which will not be sublet or assigned to Purchaser hereunder all of which is listed on Schedule A-2 (collectively, the "Furniture and Fixtures");

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               (e)  all rights of the Seller under any contracts, agreements, options, commitments, understandings, licenses, leases and instruments, including, without limitation, franchises, customer and supplier contracts, sales representative and distributor contracts and commission contracts with respect thereto, and licenses related to Intellectual Property, which, if material to the Business (which for purposes hereof shall mean any of the foregoing which requires payments to or from the Seller of more than $25,000 individually or in the aggregate, other than purchase orders) are listed on Schedule A-3 (collectively, and including the leases and other items described in subsections (h) and (s) of this definition, but excluding those items described in Schedules B-1 through B-3, the "Assigned Contracts");

               (f) all customer and supplier lists, mailing lists, catalogs, brochures and handbooks;

               (g) all Books and Records (or copies thereof) including, but not limited to, files, plans, notebooks, production and sales data and other data of the Seller, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media;

               (h) all personal property or operating leases, other than the leases set forth on Schedule B-2, agreements and other rights to use, occupy or possess, or otherwise, with respect to machinery, equipment, vehicles and other tangible personal property of similar nature to which the Seller is a party, and all rights arising under or pursuant to such leases, agreements and rights, all of which are set forth on Schedule A-4;

               (i) the trademarks, service marks and trade names, listed on Schedule A-5 and all variations thereof and all similar names and the goodwill associated therewith;

               (j) all telephone and telecopier numbers owned or leased by the Seller including all such numbers listed on Schedule A-6;

               (k)  all domain names and websites as identified on Schedule A-7.

               (l) all rights related to any portion of the Acquired Assets, including third party warranties and guarantees and other similar contractual rights, held by or in favor of the Seller, and arising out of, resulting from or relating to the Acquired Assets;

               (m) all rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other similar impairment of any of the Acquired Assets occurring prior to Closing;

               (n) all intangible properties and rights, including but not limited to, UPC codes and Intellectual Property;

               (o) all claims, security deposits (other than security deposits for Leases for premises other than the San Jose Office and the Warehouse, provided that in the case of the Warehouse any security deposit may be reduced or eliminated in connection with Seller's negotiations with the landlord thereof), prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment and all rights under warranties, except as set forth on Schedule B-3;

               (p) to the extent assignable, all Permits issued by or obtained from any Governmental Body;

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               (q)  all rights to enforce any confidentiality, invention
assignment and/or non-competition agreements between the Seller and its employees of the Business except as set forth on Schedules B-1 through B-3;

               (r) all claims and defenses relating to any of the foregoing or to the Assumed Liabilities;

               (s) the Lease for the San Jose Office and any security deposit under such Lease, and all Leasehold Improvements at the San Jose Office, the Norcross Office or the Warehouse, all as set forth on Schedule A-8; and

               (t) except for Excluded Assets, all other assets and properties of the Seller that are related to or are used or useful in the Business, tangible and intangible, wherever located and whether or not carried on the Seller's Books and Records, including all goodwill, know-how and trade secrets of the Seller.

     Notwithstanding anything to the contrary contained herein, under no circumstances shall the Acquired Assets include (i) any Excluded Assets or (ii) any Non-Business Assets.

          "Affiliate" means a Person, directly or indirectly, under the control of, controlled by or under common control with another Person.

          "Affiliated Group" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

          "Assigned Contracts" has the meaning set forth in subsection (e) in the definition of Acquired Assets.

          "Assumed Liabilities" means the following liabilities of the Seller and no other liabilities:

               (a) the liabilities of the Seller in respect of accounts payable and specified accrued expenses incurred in connection with the Acquired Assets and the conduct of the Business only as and to the extent set forth in (and not solely in any notes to) the balance sheet for the Business included in the preparation of the Interim Financial Statements, provided that the foregoing shall only include such accounts payable as of May 7, 2003 and such accrued expenses as of April 30, 2003 as are listed in Schedule A-9, to the extent they have not been paid or discharged prior to the Closing Date;

               (b) the liabilities of the Seller in respect of accounts payable and any additional accrued expenses in accordance with the proviso in the definition of "Cash Portion" incurred in connection with the Acquired Assets and the conduct of the Business which have arisen after May 7, 2003 and on or prior to the Closing Date in the Ordinary Course of Business of Seller which are of the same type as those set forth in Schedule A-9, to the extent such liabilities have not been paid or discharged prior to the Closing Date; and

               (c) the liabilities and obligations of the Seller arising after the Closing Date under the Assigned Contracts that relate to benefits thereunder that are realized or delivered or that otherwise arise on or after the Closing Date.

     Notwithstanding anything to the contrary contained herein, under no circumstances shall the Assumed Liabilities include any Retained Liabilities.

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          "Assumed Payables" means such accounts payable and such accrued expenses as are included in subsections (a) and (b) of the definition of Assumed Liabilities.

          "Books and Records" means all records, invoices and other documents and information (be it in paper or electronic data form) necessary to the current or future operation of the Business or the ownership and current or future operation of the Acquired Assets including, without limitation, all employment records and files (with respect only to those employees of Seller hired by Purchaser), titles, registrations, contracts, customer and open vendor purchase orders, unpaid invoices, marketing and statistical information pertaining to the products of the Seller, its licenses, permits and leases assigned to Purchaser, and, to the extent in its possession, all bills of sale and warranties received by the Seller upon its acquisition of Machinery and Equipment, and Furniture and Fixtures.

          "Business" means the business of the Seller as conducted on the date hereof and as conducted on the Closing Date in respect of the distribution of electronic components including without limitation semiconductors, passive products and electromechanical components, excluding however (i) the Computer Products (module) Business and (ii) the Seller's distribution business conducted in Singapore.

          "Cash Portion" means $10,400,000 (i) reduced by (x) the Closing Date Assumed Payables, (y) the Escrow Amount and (z) the amount by which the Current Inventories Valuation exceeds the Closing Date Inventories Valuation, and (ii) increased by the amount of Excess Severance Cost, if any, provided that if the sum of the Cash Portion so determined plus the Escrow Amount exceeds $5,800,000, then the Cash Portion shall be reduced by the amount of such excess, and, in such event, the accrued expenses included in Assumed Liabilities shall be correspondingly increased.

          "Closing" means the consummation of the transactions contemplated by this Agreement.

          "Closing Date" means May 28, 2003 or such later date on which the conditions specified in Section 7 are satisfied (subject to waiver of such conditions as provided in Section 7) and on which the Closing takes place, but in no event later than May 30, 2003.

          "Closing Date Assumed Payables" has the meaning set forth in Section 2(e)(ii).

          "Closing Date Inventories Valuation" has the meaning set forth in
Section 2(e)(ii).

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Computer Products (module) Business" means the purchase, configuration and resale of memory modules by Seller.

          "Current Assumed Payables" has the meaning set forth in Section
2(e)(i).

          "Current Inventories Valuation" has the meaning set forth in Section 2(e)(i).

          "Default" means an event of default, as defined in any contract or other agreement or instrument, or any event which, with the passage of time or the giving of notice or both, would constitute an event of default or other breach under such contract or other agreement or instrument.

                                       4

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          "Employment Agreements" means, in respect of the Business, agreements, understandings, arrangements or contracts (written or oral) with any Person to which the Seller is a party relating to employment, non-competition, management, agency or consulting including with respect to the payment of salary, bonuses, severance benefits, retirement benefits, or incentives.

          "Encumbrances" means all claims, mortgages, pledges, liens, encumbrances, security interests and adverse interests of every nature whatsoever, other than rights of landlords under the Leases for the Warehouse, the San Jose Office and the Norcross Office.

          "Environmental Claim" means any actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, liabilities and demands whatsoever, in law or equity or written notice (or, to the Knowledge of the Seller, oral notification or an investigation) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, response, remedial, or cleanup costs, governmental response or oversight costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from
(a) the presence, release or threatened release into the environment of, or human exposure to, any Hazardous Substance at any location, whether or not owned or operated by the Seller, or (b) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

          "Environmental Laws" means, any federal, state, local or foreign laws (including without limitation the common law), ordinance, rule, regulation, decree, judgment, injunction, demand letter, Order, request for information, or schedule or time table set forth in any federal, state, local or foreign law (including without limitation the common law), ordinance, rule, regulation, order, decree, judgment, injunction, demand letter or request for information issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment or to occupational health or safety, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land, surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" means a corporation that is or was a member of a controlled group of corporations with the Seller within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Seller within the meaning of Section 414(m) of the Code, or a trade or business which, together with the Seller, is treated as a single employer under Section 414(o) of the Code.

          "Escrow Agent" means Morrison Cohen Singer & Weinstein, LLP.

          "Escrow Agreement" means an agreement among the Purchaser, the Seller and the Escrow Agent, in form and substance reasonably acceptable to such parties, which Escrow Agreement shall continue for one year from the Closing Date and shall provide a fund with respect to (x) any amount payable to Purchaser pursuant to Section 2(e)(viii) (y) any Purchaser Losses, and (z) any amount payable to Purchaser pursuant to Section 3(k).

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          "Escrow Amount" means $350,000.

          "Excess Severance Cost" means the amount, if any, by which the Severance Cost exceeds $400,000.

          "Excluded Assets" means:

               (a) all cash and Accounts Receivable of the Seller arising out of the conduct of the Business;

               (b) the inventories of the Seller used in the conduct of the Business listed in Schedule B-1;

               (c) the Leases for the Leased Real Property, all security deposits thereunder and all related Leasehold Improvements, and such of the personal property leases which are used in the conduct of the Business as are listed in Schedule B-2;

               (d)  the claims and causes of action described in Schedule B-3;
and

               (e) all assets, properties and rights of the Seller used solely in connection with the Computer Products (module) Business, the Singapore component distribution business, the electronic manufacturing and engineering services business, and the display and system integration business and not relating to or used in the Business.

               (f)  Seller's data lines.

               (g)  Seller's websites:

                    (i)    Reptron.com

                    (ii)   kbyte.net

                    (iii)  hibbing.com

                    (iv)   mymemorystore.com

                    (v)    reptronmfg.com

                    (vi)   reptronmemorymodules.com

               (h)  Phone and fax numbers:

                    (i)    65-6556255

                    (ii)   65-6552345

                    (iii)  603-8986522

                    (iv)   603-8986907

          "Financial Statements" means the balance sheet for the Business of the Seller extrapolated from Seller's audited balance sheet as at December 31, 2001 and December 31, 2002 and the

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unaudited interim balance sheet for the Business of the Seller as at March 31,
2003, and the statement of income and statement of cash flows for the Business of the Seller for each of the twelve month and three month periods, respectively, then ended, (the Financial Statements for the three month period ended on and as at March 31, 2003 are hereinafter referred to as the "Interim Financial Statements"), in each case, prepared in accordance with GAAP consistently applied.

          "Florida Act" means the Florida Business Corporation Act, including specifically Section 607.1202 thereof.

          "Generally Accepted Accounting Principles" (or "GAAP") has the meaning ascribed to it from time to time by the American Institute of Certified Public Accountants.

          "Governmental Body" means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, authority, court, agency or instrumentality, domestic or foreign.

          "Hazardous Substance" means any substance or material regulated by any Environmental Law, or in the regulations adopted and publications promulgated pursuant thereto and include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, asbestos or any material containing asbestos.

          "Indebtedness" means with respect to any Person, all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letters of credit), all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the Ordinary Course of Business of such Person), all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, all obligations of such Person under leases required to be accounted for as capital leases under GAAP, and all guaranties by such Person. Trade payables and check endorsements of a Person arising in the Ordinary Course of Business shall not be deemed to be Indebtedness.

          "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); copyrights (including any registrations and applications therefor); computer software programs or applications (in both source and object code form) ("Software Programs"); technical documentation relating to the Software Programs ("Technical Documentation"); "mask works" (as defined under 17 U.S.C. Section
901) and any registrations and applications for "mask works"; technology, trade secrets and proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical and engineering data, computer discs and tapes, plans, diagrams and schematics and methodologies (collectively, "Trade Secrets").

          "Interim Financial Statements" has the meaning set forth in the definition of Financial Statements.

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          "Key Employee" shall mean Michael L. Musto.

          "Key Employee Agreement" means an agreement between Purchaser and the Key Employee in form and substance reasonably acceptable to Purchaser, providing that during the two (2) year period beginning on the Closing Date the Key Employee will not be engaged, directly or indirectly, alone or in association with any other Person, firm, corporation or other business organization in the electronics distribution business, other than by lending funds to family members for the non-franchised electronics distribution business.

          "Law" or "Laws" means statutes, rules, regulations and ordinances of any Governmental Body.

          "Leased Real Property" means all leaseholds or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held or used by the Seller in the conduct of the Business.

          "Leases" means all leases, subleases, licenses, concessions, and other agreements (written or oral) and all amendments thereof pursuant to which the Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Seller thereunder.

          "Leasehold Improvements" means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

          "Lemelson Matter" means that certain action pending in the District Court for Arizona in which Seller along with numerous defendants are being sued by Lemelson Medical, Education and Research Foundation for alleged infringement of various patents.

          "Material Adverse Effect" means a material adverse effect on (i) the business, assets, operations, properties, results of operations or financial condition of the Business, the Acquired Assets or the Assumed Liabilities, taken with respect to the Business as a whole when compared to the condition of the Business as of April 9, 2003 or (ii) the ability of Seller to perform its material obligations hereunder or under any agreement related hereto; provided, however, that any effect, change or event relating to or arising out of the following shall not constitute a Material Adverse Effect: (x) a change (after the date hereof) in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to the Purchaser, the Seller or the Business; or (y) a change (after the date hereof) in the economy of any nation or region in which the Business operates, business conditions or securities markets in general.

          "Non-Business Assets" means:

               (a) all assets, properties, rights and businesses of the Seller of any kind, nature and description, wherever located, whether real, personal, tangible or intangible, which are not related to and are not used in the Business;

               (b)  the Purchase Price; and

               (c) the name "Reptron" and the trademark related thereto (and all designs, logos and slogans using such name) and the certificate of incorporation, corporate seals, minute books, stock

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books, Tax and supporting data prepared expressly in connection therewith, and other records prepared directly in connection with the corporate organization and capitalization of the Seller and/or its respective operation as a corporation under applicable Laws.

          "Norcross Office" shall mean the office premises at Norcross, Georgia identified in Schedule A-8.

          "Notes" shall mean Seller's 6 3/4% Convertible Subordinated Notes due August 1, 2004 issued pursuant to Indenture dated on or about August 1997 with Reliance Trust Company as Trustee.

          "Order" means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Body.

          "Ordinary Course of Business" means, the ordinary course of conduct of the Business consistent with Seller's past custom and practice (including with respect to frequency and amount).

          "OSHA Laws" shall mean any applicable past, present or future federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, Permit or regulation relating to public or employee health or safety or any other like matter, together with any other laws (federal, state, territorial, provincial, foreign or local) including, without limitation, the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as such laws have been, or are, amended, modified or supplemented heretofore or from time to time hereafter and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

          "Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by the Seller and used in the conduct of the Business.

          "PBGC" means Pension Benefit Guaranty Corporation.

          "Permits" means all licenses, clearances, ratings, permits, orders, approvals, authorizations and franchises, and all rights with respect thereto.

          "Person" means any natural person, sole proprietorship, corporation, limited liability company, partnership, joint venture, unincorporated association, firm, trust or other entity.

          "Post-Closing Periods" means (i) all tax periods beginning after the Closing Date and (ii) with respect to a tax period that includes, but does begin after, the Closing Date, the portion of such period which begins on, but does not include, the Closing Date.

          "Pre-Closing Periods" means (i) all tax periods ending on or before the Closing Date and (ii) with respect to a tax period that includes, but does not end on, the Closing Date, the portion of such period which ends on and includes the Closing Date.

          "Purchase Price" means $10,400,000, subject to (i) reduction as and to the extent that the Cash Portion is reduced as a result of the Current Inventories Valuation exceeding the Closing Date Inventories Valuation, (ii) increase for any Excess Severance Cost, and (iii) increase or decrease as provided in Section 2(e)(viii); provided however that notwithstanding anything to the contrary provided in this Agreement, in no event shall the Purchase Price exceed $10,400,000 plus the Excess Severance Cost, if any.

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          "Purchaser" has the meaning specified in the opening paragraph of this
Agreement.

          "Real Property" means the Owned Real Property, the Leased Real Property and the Leasehold Improvements.

          "Retained Liabilities" shall mean any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to be come due, and whether claims with respect thereto are asserted before or after the Closing Date) of the Seller which are not Assumed Liabilities including, without limitation, the following:

               (a) all liabilities and obligations which arise out of or are based upon the ownership by Seller of any of the Excluded Assets or Non-Business Assets or the conduct of any business other than the Business;

               (b) any obligation or liability of the Seller arising under the Transaction Documents or from a breach of any representation, warranty, covenant or agreement contained in any of the Transaction Documents;

               (c) all liabilities and obligations of the Seller for costs and expenses incurred in connection with the preparation and negotiation of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents;

               (d) all liabilities and obligations of the Seller which arise out of the ownership and operation of the Acquired Assets or the conduct of the Business on or prior to the Closing Date, including without limitation all liabilities and obligations which arise out of any claim, suit, action, arbitration proceeding, investigation or other similar matter which commenced prior to or is commenced after the Closing Date which is based upon, relates to or arises out of the foregoing, whether or not disclosed herein;

               (e) all liabilities and obligations of the Seller for any Taxes (including without limitation those attributable to the Acquired Assets) for Pre-Closing Periods;

               (f) all obligations of the Seller arising and due to be performed prior to the Closing Date under the Assigned Contracts and all liabilities and obligations arising out of any breach by the Seller or Seller's failure to perform any obligation under any Assigned Contract in accordance with its terms prior to the Closing Date;

               (g) all liabilities and obligations arising out of events, conduct or conditions existing or occurring prior to the Closing Date that constitute a violation of or noncompliance with any Law, any Order, or Permit;

               (h) all liabilities and obligations (including without limitation costs of cleanup and remediation) resulting from any violation of any Environmental Law arising from conduct prior to the Closing Date;

               (i) all liabilities and obligations of the Seller with respect to, and claims of, any acts of negligence or tort including libel and slander, occurring prior to the Closing Date, including without limitation any workers compensation claim;

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               (j)  all claims against, or liabilities or obligations of or in connection with, any Employee Benefit Plans, including without limitation any excise Taxes, penalties or other liabilities imposed under ERISA or the Code based upon facts which existed prior to the Closing Date;

               (k) all liabilities and obligations of the Seller to pay severance, termination pay, redundancy pay, pay in lieu of notice, accrued vacation pay or other similar benefits to any current or former employee of the Seller whose employment is terminated (or treated as terminated) or who is not hired by Purchaser in connection with the consummation of the transactions contemplated by this Agreement and the intended conduct of the Business by the Purchaser after the Closing Date with substantially fewer employees than the number of employees used by Purchaser in the conduct of the Business, and for all compensation and benefits accrued or incurred prior to the Closing Date in favor of employees of the Seller, including without limitation, personal time and accrued vacation, and personal time, premiums or benefits under any Employee Benefit Plan and severance pay;

               (l) all liabilities and obligations of the Seller under any agreements relating to the disposition of assets, businesses or companies (whether by sale of assets, sale of stock, merger or otherwise) entered into at any time prior to the Closing Date;

               (m) all liabilities and obligations of the Seller arising out of any events, conduct or conditions existing or occurring prior to the Closing Date that constitute or allegedly constitute an infringement or violation of, or constitute or allegedly constitute a misappropriation of, any Intellectual Property rights of any other Person, including without limitation the Lemelson Matter;

               (n) all obligations for refunds, returns, rebates, discounts, promotional credits, warranty claims, indemnification claims and the like in respect of transactions occurring prior to the Closing Date;

               (o) all of the Transaction Taxes, which shall be duly and timely paid by the Seller.

               (p)  all Indebtedness of the Seller;

               (q) all accounts payable and all accrued expenses incurred by Seller in connection with the Acquired Assets and the Business, which are not Assumed Payables, and

               (r) any other liabilities or obligations of the Seller not included in the definition of Assumed Liabilities.

          "San Jose Office" shall mean the office premises at San Jose, California identified in Schedule A-8.

          "Seller" has the meaning set forth in the opening paragraph of this Agreement.

          "Seller's Knowledge" or "Knowledge of Seller" means after reasonable inquiry no information has come to the attention of Michael L. Musto, Chief Executive Officer, Paul Plante, President or Bill Byrd, Manager of Financial Reporting, which information has given or should reasonably have given such Persons knowledge of facts contrary to the existence of or absence of such facts indicated.

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          "Severance Cost" shall mean the amount of severance payments payable by Seller, up to $643,581, to those employees of Seller set forth in Schedule 4(u), who Purchaser elects to not hire as of the Closing Date, calculated in accordance with such Schedule.

          "Software Programs" has the meaning included in the definition of Intellectual Property.

          "Subsidiary" means any Person, more than 50% of the voting stock or other voting power of which is owned, directly or indirectly, by another Person, or which is otherwise directly or indirectly controlled by such other Person.

          "Tampa Bay Premises" means such portion of Seller's premises located in Tampa Bay, Florida as has heretofore been used in the Business, which Purchaser determines to occupy for its conduct of the Business.

          "Tax" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Governmental Body, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation Section1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to Tax relating thereto.

          "Tax Return" means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local or foreign Tax or the administration of any Laws relating to any Tax or ERISA.

          "Taxing Authority" means the United States Internal Revenue Service or any other applicable Governmental Body.

          "Technical Documentation" has the meaning included in the definition of Intellectual Property.

          "Trademarks" has the meaning included in the definition of Intellectual Property.

          "Trade Secrets" has the meaning included in the definition of Intellectual Property.

          "Transaction Documents" means this Agreement, the Escrow Agreement, the Transition Services Agreement, a Bill of Sale, an Assignment and Assumption Agreement, the Key Employee Agreement, a Sublease for the Warehouse, an Assignment of Lease for the San Jose Office, a Sublease for the Norcross Office, a Lease for the Tampa Bay Premises at a cost of $9.00 per square foot per year plus 7% sales tax, for three (3) years, subject to earlier termination by Purchaser on thirty (30) days notice to Seller, and a joint letter of instructions to account debtors of the Business, each of which shall be in form and substance reasonably satisfactory to Purchaser and Seller, and all other agreements, instruments, documents, schedules, exhibits and other writings contemplated by or delivered in connection with this Agreement.

          "Transition Services Agreement" shall mean an agreement between Purchaser and Seller dated the Closing Date, pursuant to which (i) Purchaser shall provide Seller and its successors and assigns a fully paid up non-exclusive license to use certain computer hardware and software included in the Acquired Assets, consisting of Phoenix, Progress and Sales Logix software, the mainframe used in the Computer Products (module) Business and the phone switch and related equipment, (ii) Seller shall provide Purchaser a fully paid up non-exclusive license to use the name "Reptron" as follows: "Jaco/Reptron Distribution" in the conduct of the Business for one (1) year, without charge,
(iii) Seller shall enable Purchaser to bid on sales of merchandise and inventory similar to the Inventory represented by Purchaser's and Seller's franchised lines, as a core supplier to Seller, for use in Seller's electronic manufacturing services business, on a "last look" basis for a period of two years following the Closing Date, (iv) Seller shall assist Purchaser in establishing its electronics components distribution business in Singapore, including recommending appropriate personnel, and (v) Seller shall enable Purchaser to use its MCI data lines, telephone lines, telephone equipment and system and Purchaser shall reimburse Seller for a pro rated portion of Seller's cost related thereto.

          "WARN Act" means the Worker Adjustment and Restraining Notification Act, 29 U.S., Sections2101-2109.

          "Warehouse" means the leased warehouse premises in Reno, Nevada, presently used by Seller in the conduct of the Business.

          2.  Purchase of Acquired Assets.

               (a) Purchase and Sale of the Acquired Assets. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase and acquire from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, for the consideration specified below in this Article 2 at the Closing, all of the Acquired Assets.

               (b) Payment of the Purchase Price; Escrow Amount. At the Closing, the Purchaser shall pay: (i) to the Seller or such other Persons as the Seller shall direct in writing, an amount equal to the Cash Portion for the Acquired Assets in cash or by wire transfer of immediately available funds to such account(s) as Seller shall so indicate; and (ii) to the Escrow Agent, the Escrow Amount to be held by the Escrow Agent subject to the terms and conditions of the Escrow Agreement.

               (c)  Assignment and Assumption of Liabilities.

                    (i) Subject to the terms and conditions of this Agreement, the Seller shall assign and the Purchaser shall assume and become responsible for, from and after the Closing Date, the Assumed Liabilities. On and after the Closing Date, and subject to the provisions in Section 9 regarding indemnification, the Purchaser shall have complete control over the payment, settlement, or other disposition of, or any dispute involving, any of the Assumed Liabilities, and the Purchaser shall conduct and control all negotiations and proceedings with respect to the Assumed Liabilities. The Purchaser's assumption of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against the Seller or the Purchaser as compared to the rights and remedies which such third party would have had against either of them if the Purchaser had not assumed the Assumed Liabilities pursuant to this Agreement, except to the extent of Purchaser becoming liable for same as provided herein, as they exist immediately prior to the Closing.

                    (ii) Notwithstanding anything to the contrary set forth herein, the Purchaser shall not assume or become responsible for, and the Seller shall remain exclusively liable for all Retained Liabilities.

               (d) Allocation of Purchase Price. The parties agree to allocate the Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with GAAP, which allocation shall comply with Section 1060(b) of the Code (the "Allocation Schedule"). The parties agree to file all Tax Returns and other statements for Tax purposes consistently with the allocation set forth on the Allocation Schedule and in particular to report the information required by
Section 1060(b) of the Code in a manner consistent with such allocation. Neither the Purchaser nor the Seller shall take a position in any Tax proceeding, Tax audit or otherwise inconsistent with the allocation set forth on the Allocation Schedule; provided, however, that (i) nothing contained herein shall require the Purchaser or the Seller to contest any challenge to such allocation, and (ii) nothing contained herein shall prevent the Purchaser or the Seller from filing protective amended Tax Returns or claims for refunds after a Taxing Authority has challenged such allocation. Each of the Purchaser and the Seller shall notify the other if it receives notice that any Taxing Authority proposes any allocation different from the Allocation Schedule.

               (e)  Measurement of Assumed Payables and Inventories.

                    (i) The Seller has provided to the Purchaser on Schedule A-9 the accounts payable (as of May 7, 2003) and the accrued expenses (as of April 30, 2003) included in the Assumed Payables and the Inventories (as of May 7, 2003), which the Seller represents and warrants to the Purchaser has been prepared in accordance with GAAP consistently applied. Seller represents and warrants to Purchaser that as of such dates, the Assumed Payables, so determined, were $4,675,324 (the "Current Assumed Payables") and the Inventories, so determined, based on Seller's cost, before reserves, were valued at $17,731,000 (the "Current Inventories Valuation").

                    (ii) No later than three business days prior to the Closing, the Seller shall deliver to the Purchaser the Seller's reasonable, good faith estimate (the "Estimate") of the Assumed Payables and Inventories as of the Closing Date (the "Closing Date Assumed Payables" and the "Closing Date Inventories Valuation", respectively). No later than three business days prior to the Closing the Seller shall make available to the Purchaser its work papers and provide the Purchaser with reasonable access at reasonable times to its records used in determining the Estimate.

                    (iii) The Seller covenants that the Estimate shall be prepared in good faith by the Seller and that the Closing Date Assumed Payables and the Closing Date Inventories Valuation will be prepared in accordance with GAAP on a consistent basis with that used in the preparation of the Financial Statements and the valuation of the Assumed Payables and Inventories as set forth on Schedule A-9 and consistent with past practice.

                    (iv) As soon as reasonably practicable after the Closing Date, but not more than sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller as of the close of business on the Closing Date a report sheet (the "Adjustment Report") showing its computation of the Closing Date Assumed Payables and the Closing Date Inventories Valuation, which shall be prepared based on Seller's cost, before reserves consistent with the preparation of the Current Inventories Valuation. If the Purchaser does not timely deliver an Adjustment Report, then the Purchaser shall be deemed to have accepted the calculation of the Closing Date Assumed Payables and the Closing Date Inventories Valuation, as set forth in the Estimate.

                    (v) If an Adjustment Report is timely delivered, then within ten (10) days after receipt of the Adjustment Report, the Seller, by written notice to the Purchaser, may object to the Closing Date Assumed Payables and the Closing Date Inventories Valuation, as set forth in the Adjustment Report, setting forth in such notice (the "Objection Notice"), its objection in reasonable detail and the Seller's proposal or proposals with respect to the calculation of such items. If the Seller does not timely deliver an Objection Notice, then the Seller shall be deemed to have accepted the calculation of such items as set forth in the Adjustment Report.

                    (vi) If an Objection Notice is timely delivered, then within fifteen (15) days following the delivery of the Objection Notice, the Seller and the Purchaser shall attempt, in good faith, to resolve all disputes between them concerning the Objection Notice. If the Purchaser and the Seller cannot resolve such disputes within such fifteen (15) day period, then the matters in dispute shall be determined by PricewaterhouseCoopers or such other nationally recognized accounting firm, as is mutually acceptable to the Purchaser and the Seller (either PricewaterhouseCoopers or such other accounting firm, the "Arbitrator"). Promptly, but not later than thirty (30) days after acceptance of this appointment, the Arbitrator shall determine (based solely on presentation by the Seller and the Purchaser to the Arbitrator, and not by independent review) those items in dispute and will render its report as to its resolution of such terms and resulting calculations of the Closing Date Assumed Payables and the Closing Date Inventories Valuation. In determining each disputed item, the Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by either Party or less than the lowest value for such term claimed by either Party. For the purposes of the Arbitrator's calculation of the Closing Date Assumed Payables and the Closing Date Inventories Valuation, the amounts to be included shall be the appropriate amounts from the Adjustment Report as to items that are not in dispute, and the amounts determined by the Arbitrator as to items from the Objection Notice that are submitted for resolution by the Arbitrator. The Seller and the Purchaser shall cooperate with the Arbitrator in making its determination and such determination shall be conclusive and binding upon the parties. The Seller and the Purchaser shall share equally all costs and fees related to such determination by the Arbitrator, including without limitation, the costs relating to any negotiations with the Arbitrator with respect to terms and conditions of such Arbitrator's engagement, and the Purchaser, and the Seller shall be severally liable for one-half (1/2) of any amounts paid as a result of any indemnification required by the Arbitrator as a condition to its engagement or the performance of such engagement.

                    (vii) The term "Final Assumed Payables" shall mean the Closing Date Assumed Payables (a) as set forth in the Estimate if the Purchaser accepts the Estimate as delivered or does not timely deliver an Adjustment Report, or (b) as set forth in the Adjustment Report if the Seller accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (c) as determined pursuant to Section 2(e)(vi) above, if the Seller timely delivers an Objection Notice. The term "Final Inventories Valuation" shall mean the Closing Date Inventories Valuation (a) as set forth in the Estimate if the Purchaser accepts the Estimate as delivered or does not timely deliver an Adjustment Report, or (b) as set forth in the Adjustment Report if the Seller accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (c) as determined pursuant to Section 2(e)(vi) above, if the Seller timely delivers an Objection Notice.

                    (viii) If for any reason (a) the amount of the Final Assumed Payables shall exceed the Closing Date Assumed Payables, then Purchaser shall receive a credit for the amount of such excess, or (b) the amount of the Final Assumed Payables shall be less than the amount of the Closing Date Assumed Payables, then Seller shall receive a credit for the amount of such reduction, or (c) the amount of the Final Inventories Valuation shall be less than the amount of the Closing Date Inventories Valuation, then Purchaser shall receive a credit for the amount of such reduction, or (d) the amount of the Final Inventories Valuation shall exceed the amount of the Closing Date Inventories, then Seller shall receive a credit for the amount of such excess, limited to the extent that Final Inventories Valuation does not exceed the Current Inventories Valuation. The net effect of the foregoing credits, all of which shall be calculated on a dollar-for-dollar basis, shall be paid to Purchaser (in which event the Purchase Price shall be deemed decreased by such amount to the extent of credits under clause (c)) or to Seller (in which event the Purchase Price shall be deemed increased by such amount to the extent of credits under clause
(d)); provided that in no event shall the Purchase Price be greater than $10,400,000 plus the Excess Severance

Cost, if any), as the case may be, by the other party within five (5) days after written demand, together with interest thereon at the rate of 5% per annum from the Closing Date to the day of payment; provided further that Purchaser shall not be required to pay more than an aggregate of $5,800,000 of cash as a result of (i) payment of the Cash Portion, plus (ii) payment of the Escrow Amount, plus
(iii) payment of any amount otherwise required to be paid pursuant to this
Section 2(e). If such payment is due to Purchaser, Purchaser shall first demand payment of such amount pursuant to the Escrow Agreement to the extent of the Escrow Amount, and may thereafter, at Purchaser's option, (i) assign to Seller such of the Final Assumed Payables as Purchaser determines to the extent that Purchaser is not paid, in which event such assigned items shall not constitute Assumed Liabilities or Assumed Payables and shall constitute Retained Liabilities, or (ii) demand payment from Seller, together with interest as provided above.

               (f) Transaction Taxes. Any and all federal, state, county or local excise, stamp, transfer, sale, registration and other Taxes, fees and duties (including any interest, additions to tax and penalties with respect thereto) and any and all transfer, registration, recording or similar fees and charges imposed in connection with the transfer of the Acquired Assets and the consummation of the transactions contemplated by this Agreement shall be paid by the Seller, except as provided above in the definition of Transaction Documents for the 7% sales tax on the Tampa Bay Premises Lease. The Seller shall give a copy of each such Tax Return to the Purchaser for its review with sufficient time for incorporation of the Purchaser's reasonable comments prior to filing, and shall give the Purchaser copies of the Tax Return as filed, together with proof of payment of the Tax shown thereof, promptly after filing. Seller and Purchaser agree to cooperate with each other and to comply with all applicable laws, rules and regulations governing sales and use taxes, including those concerning exemption for property purchased for resale (e.g., inventory); occasional or isolated sales or transactions involving tangible personal property and any other available exemption in order to maximize any lawful exemption from such tax that may be available thereunder, provided that any out-of-pocket costs and expenses related thereto shall be borne by Seller and Purchaser shall not be required to register in any jurisdiction in which it is not now registered.

               (g) Excess Severance Cost. At or prior to Closing, Purchaser and Seller shall confirm the amount of Excess Severance Cost, if any.

               (h) Certain Costs. The parties confirm that the Cash Portion includes certain amounts which the parties have negotiated and agreed upon in respect of estimated lease termination costs and expenses and estimated employee severance costs and expenses which Seller will or may incur as a result of the transactions contemplated hereby, the actual amounts of which may be greater or less than the estimated amounts. Regardless of the actual amount of such costs and expenses which Seller incurs, Purchaser shall have no obligation to pay any of Seller's costs or expenses incurred (i) in terminating any leases for any of the premises used by Seller in the conduct of the Business, including without limitation, the Warehouse or (ii) in connection with terminating any employees of Seller (except to the extent of any Excess Severance Cost or to the extent of any severance costs which are included in the Assumed Payables) and Purchaser shall not be entitled to a reduction of the Cash Portion if such costs are less than the negotiated amounts therefore included in the Cash Portion.

          3. The Closing and Certain Conduct Prior to and Subsequent to the Closing.

               (a) The Closing. The Closing shall take place on the Closing Date, at 10:00 A.M., New York time, at the offices of Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, NY 10022.

               (b) Conduct of Business. From the date hereof through the Closing Date, the Seller shall conduct the Business in the Ordinary Course of Business, and in such manner that (i) would not be reasonably likely to result in a Material Adverse Effect, (ii) there shall not be included in the accounts payable and accrued expenses of the Seller in respect of the Business as of the Closing Date any items which would not have been attributed to the Business consistent with past practices, (iii) the Inventories shall not include any inventories which would not have been included in the inventories of the Business consistent with past practices, or (iv) the Leasehold Improvements at the Warehouse, the San Jose Office and the Norcross Office which may be removed in accordance with the provisions of the Leases therefor, and all other fixed assets included in the Acquired Assets and all Machinery and Equipment and Furniture and Fixtures, will have on and as of the Closing Date an aggregate net book value on Seller's Books and Records determined on the same basis and in the same manner as the Financial Statements, of not less than the amount indicated on Schedule A-2. Without limiting the generality of, and in addition to, the foregoing, prior to the Closing Date, the Seller shall not, except as the Purchaser may otherwise consent to in writing, do any of the following:

                    (i) other than in the Ordinary Course of Business, enter into or materially modify any policy or procedure with respect to credit to customers or collection of receivables with respect to the Business or any of the Acquired Assets;

                    (ii) fail to pay any claim, cost, expense or liability, including any account payable or trade payable, of the Seller with respect to the Business or the Acquired Assets in a timely manner, given the Seller's prior practices with respect to the Business or any of the Acquired Assets and in accordance with the normal payment periods for such payables;

                    (iii) except in the Ordinary Course of Business, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Assigned Contract;

                    (iv) settle, cancel, compromise, waive or release any right, claim, action or proceeding of substantial value to the Seller with respect to the Business or the Acquired Assets, not in the Ordinary Course of Business involving (either singly or in the aggregate) more than $10,000 other than the negotiation of lease terminations of the Leased Real Property identified in Schedule B-2, the termination of the distribution agreement between Seller and Vishay and the termination of employees of the Business; or

                    (v) enter into any transactions by and between or among any divisions of the Seller or between the Business and any other business of the Seller except for purchases of inventory in the Ordinary Course of Business in amounts, on terms and for the particular items purchased, consistent with past practices, and except for other transactions consistent with past practices.

               (c) Access and Information. From the date hereof through the Closing Date, the Seller shall, and shall cause the Seller's officers, directors, employees, agents, accountants and counsel, upon the appropriate waiver of the attorney client privilege for the specific matter requested, to, upon reasonable notice, (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser and its lenders reasonable access, during normal business hours, to (A) the offices, properties, facilities, books, contracts and records of the Seller in respect of the Business or the Acquired Assets, and (B) those officers, directors, employees, agents, accountants and counsel of the Seller who have any knowledge relating to the Business or the Acquired Assets, and (ii) make available to the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser and its lenders such additional financial and operating data and other information regarding the Business and the Acquired Assets (including, without limitation, any contracts, licenses and patents in effect as of the date hereof and any contracts or licenses being negotiated or entered into between the date hereof and the Closing Date) and the properties and goodwill of the Business as the Purchaser or its lenders may from time to time reasonably request.

               (d) Notice of Developments. From the date hereof through the Closing Date, the Seller, to the extent of Seller's Knowledge, shall promptly notify the Purchaser in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement that are reasonably likely to result in any material breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any material respect, and (ii) all other material developments affecting the Acquired Assets, liabilities, financial condition, operations, results of operations, customer or supplier relations, employee relations or projections of the Seller.

               (e) Non-Disclosure of Confidential Information. From and after the date hereof, the Seller agrees not to divulge, communicate, use to the detriment of the Purchaser or for the benefit of any other Person, or misuse in any way, and the Seller will use its commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents ("Representatives") not to divulge, communicate, use to the detriment of the Purchaser or for the benefit of any other Person, or misuse in any way, any confidential documents or information concerning the Business or the Acquired Assets including, without limitation, any Trade Secrets or other proprietary information forming a part of the Intellectual Property and any personnel information, customer lists or other technical data. The foregoing shall not apply to such public disclosures as Seller is required by law or agreement to make, communications as between Seller and its secured lenders, and its representatives and agents, and the holders of the Seller's Notes and their respective representatives and agents.

               (f) Public Statements. From and after the date hereof and until the Closing Date, neither the Purchaser, nor the Seller shall, and each of the Purchaser and the Seller shall use its commercially reasonable efforts not to, permit any Affiliate thereof to, either make, issue or release any press release, or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of, the Transaction Documents or the transactions contemplated thereby, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by Law or a Governmental Body, or under an agreement to which either is a party, in which case the other party shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

               (g) Other Actions; Tax Notices. Each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby and, in furtherance of the foregoing, at or prior to the Closing, the Seller shall cause the Acquired Assets to be released from all Encumbrances. Each party shall give all notices of the transfer of the Acquired Assets when and as required to be given by such party to applicable Taxing Authorities. If all appropriate tax clearance certificates are not available with respect to Taxes for which the Seller is or would be liable hereunder, the Closing shall not be delayed, but the Seller shall retain any liability for such Taxes.

               (h) Exclusivity. From and after the date hereof and unless and until this Agreement is terminated as provided in Section 12, the Seller shall not, and shall not knowingly permit any of the Seller's Affiliates, officers, directors, employees, agents or representatives, directly or indirectly, to encourage, solicit, initiate or participate in discussions or negotiations with, provide any information to, receive any proposals or offers from, or enter into any agreement with, any third party, in each case other than the Purchaser and/or its Affiliates, that involves the sale, joint venture or the other disposition of all or any portion of the Business or Acquired Assets (other than sales of inventory in the

Ordinary Course of Business) or any merger, consolidation, recapitalization or other business combination of any kind which would effect, if consummated, the transactions contemplated hereby. Seller represents that it is not now and it has not been during at least the two-week period preceding the date hereof, engaged in any such discussions or negotiations, other than discussions terminating prior negotiations. Notwithstanding the foregoing, in the event Seller should hereafter receive an unsolicited offer for the purchase of assets including some or all of the Acquired Assets, which in fulfillment of its fiduciary responsibilities as a public company it would otherwise consider, Seller shall immediately notify the Purchaser by providing Purchaser with a copy of the unsolicited offer. If Purchaser does not agree in writing to substantially match the terms of said unsolicited offer within ten (10) days of its receipt, Seller shall be free to terminate this Agreement by notice thereof given to Purchaser and to thereafter negotiate and execute said offer and related agreements without restriction provided however that upon the closing of the transaction described in such unsolicited offer (or any transaction similar thereto) Seller shall pay to Purchaser $250,000 in consideration of, among other things, the expenses which Purchaser has incurred and the time and energy which Purchaser has invested in the transaction contemplated hereby.

               (i) Notices to Employees, Customers and Vendors. The Seller shall deliver such notices to such of its employees when and as reasonably requested by Purchaser and when and as required of the Seller by any applicable Laws, including without limitation the WARN Act, or by any agreements (including any notices required to be given to any union, or similar representative body). The Seller shall deliver such notices to customers and vendors of the Seller, if and as reasonably requested by the Purchaser, in such form and substance as reasonably requested by the Purchaser, informing such customers and/or vendors of the sale of the Business and the Acquired Assets as contemplated hereunder.

               (j) Updated Schedules. Within 2 days prior to the Closing Date, Seller shall provide updated Schedules A1-9 and B1-3 prepared as of a date as close to the Closing Date as practicable.

               (k)  Return Material Authorizations.

                    (i) As used in this Section, the following terms shall have the following meanings:

          "Standard Product" means those electronic components which are returnable by Purchaser under franchise distribution agreements.

          "Non-Standard Product" means those electronic components which had been sold by Seller in the Ordinary Course of Business prior to Closing which are not Standard Product, and includes both Documented Non-Standard Product and Undocumented Non-Standard Product.

          "Documented Non-Standard Product" means Non-Standard Product for which Seller has received from the customer and delivered to Purchaser a written acknowledgment that the goods were non-cancelable and non-returnable.

          "Undocumented Non-Standard Product" means Non-Standard Product which is not Documented Non-Standard Product.

          "Seller RMA For Standard Product" means a return materials authorization issued by Seller to a customer before the Closing Date for Standard Product sold by Seller in the Ordinary Course of Business prior to the Closing Date and included in Schedule 3(k)which shall be prepared by Seller as of and delivered to Purchaser on the day which precedes the Closing Date.

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

          "Seller RMA For Non-Standard Product" means a return materials authorization issued by Seller to a customer before the Closing Date for Non-Standard Product sold by Seller in the Ordinary Course of Business prior to the Closing Date.

          "Purchaser RMA For Standard Product" means a return materials authorization issued by Purchaser after the Closing Date for Standard Product sold by Seller in the Ordinary Course of Business prior to the Closing Date.

          "Purchaser RMA For Non-Standard Product" means a return materials authorization issued by Purchaser after the Closing Date for Non-Standard Product sold by Seller in the Ordinary Course of Business prior to the Closing Date.

                    (ii) Seller shall not receive any credit from Purchaser for Non-Standard Product returned by a customer to Purchaser under a Seller RMA For Non-Standard Product. Seller shall receive a credit from Purchaser for Standard Product returned by a customer to Purchaser under a Seller RMA For Standard Product in an amount equal to Seller's cost thereof. Seller shall receive a credit from Purchaser for the debit taken by a customer against an Account Receivable for any Purchaser RMA For Standard Product if such Standard Product is returned to Purchaser, or for any Purchaser RMA For Non-Standard Product in respect of Documented Non-Standard Product which is returned to Purchaser, but Seller shall not receive a credit for any Undocumented Non-Standard Product.

                    (iii) Purchaser shall receive a credit from Seller equal to the debit taken by a customer against Purchaser attendant to the customer's return of Non-Standard Product authorized under a Seller RMA For Non-Standard Product. Purchaser shall receive a credit from Seller for a debit taken by a customer against Purchaser attendant to the customer's return to Purchaser of Standard Product authorized under a Seller RMA For Standard Product, which credit shall equal the difference between Seller's sales price and its cost for such Standard Product. Purchaser shall receive a credit in an amount equal to Seller's cost for Undocumented Non-Standard Product returned to Purchaser under a Purchaser RMA for Non-Standard Product issued by Purchaser in the Ordinary Course of Business.

                    (iv) The credits described in this Section 3(k) shall be reconciled at the end of each month until the first anniversary of the Closing Date, and the Purchaser or the Seller, as the case may be, shall pay to the other the amount so determined within five (5) days of such determination. Any amount not paid within five (5) days after written demand shall bear interest at the rate of 5% per annum from the date of determination.

          4. Representations, Warranties and Covenants of the Seller. Except as set forth on the Schedules attached hereto, the Seller hereby represents, warrants and covenants to the Purchaser as follows:

               (a) Organization; Governing Instruments. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to enter into this Agreement and the other Transaction Documents to be delivered by the Seller and to consummate the transactions contemplated hereby and thereby. The Seller is qualified to do business and in good standing in each state where the character of the Leased Real Property or the conduct of the Business makes qualification therein by Seller as a foreign corporation necessary, except where the failure to be so qualified or to be in good standing therein would not be reasonably likely to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and By-laws of the Seller, have been made available to the Purchaser.

               (b) Enforceable Obligation. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by the Seller and the consummation of the transactions contemplated hereby and thereby (i) are within the power and authority of the Seller, (ii) do not require the consent or approval of or filing by Seller with any Governmental Body or any other Person, including without limitation the holders of Seller's Notes except for such consents or approvals from Seller's secured lenders as have been obtained, with copies thereof having heretofore been delivered to Purchaser, and other than as otherwise provided herein, (iii) will not conflict with, result in the breach of, or constitute a Default under the certificate of incorporation or by-laws of the Seller or under any indenture (including without limitation the Indenture for the Notes), mortgage, deed of trust, lease, agreement, contract or other instrument to which Seller is a party or by which Seller or any of its properties are bound, (iv) will not violate any Laws or Order of any Governmental Body, and (v) will not result in the creation or imposition of any Encumbrance upon any of the property of the Seller, other than as contemplated by this Agreement and the other Transaction Documents.

               (c) Due Authorization. This Agreement has been and the other Transaction Documents to be delivered by Seller upon their delivery will be, duly authorized by all necessary corporate and shareholder action, executed and delivered by the Seller, and constitute and will constitute the legal, valid and binding obligations of the Seller enforceable in accordance with their terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable or legal remedies may be subject to equitable defenses, equitable principles and to the discretion of the court before which any proceeding therefor may be brought. This Agreement and the other Transaction Documents to be delivered by Seller do not need to be authorized by, approved by or consented to by the shareholders of Seller under applicable Laws, including without limitation, the Florida Act.

               (d)  Litigation; Observance of Laws.

                    (i) Litigation. Except as set forth on Schedule 4(d), and except for the Lemelson Matter, there is no litigation, at law or in equity, or any proceeding before any Governmental Body or any arbitration pending or, to the Seller's Knowledge, threatened against or relating to the Seller, which involves or is likely to involve any material risk of any judgment or liability not fully covered by insurance, which, if adversely decided, would have a Material Adverse Effect on the Business or the Seller, or which seeks to enjoin the consummation of, or questions the validity of, any of the transactions contemplated hereby, or which questions the validity or enforceability or impairs the ability of Seller to perform its obligations under this Agreement or any of the other Transaction Documents, and no Order of any Governmental Body or arbitrator has been issued against or binds Seller which has, or could have, a Material Adverse Effect on Seller's ability to consummate the transactions contemplated hereby, and no basis exists for the commencement of any such litigation, proceeding or arbitration.

                    (ii) Governmental Order Violations. The Seller is not in violation of or Default with respect to any Order of any arbitrator or Governmental Body where such violation or default is likely to have a Material Adverse Effect on Seller's ability to consummate the transactions contemplated hereby, and to the Seller's Knowledge there is no basis for there to be declared any such violation or default which is likely to have a Material Adverse Effect on the Seller's ability to consummate the transactions contemplated hereby.

                    (iii) Violations of Laws. The Seller is not in violation of any Laws (including, without limitation, Environmental Laws), the violation of which would have a Material Adverse Effect on the Seller's ability to conduct the Business.

               (e) Title to Acquired Assets; Condition; Leased Equipment; Inventory.

                    (i) The Seller has good and marketable title to, or valid leasehold interests in, all of the Acquired Assets and on the Closing Date title to the Acquired Assets will be conveyed to Purchaser free and clear of all Encumbrances

                    (ii) , other than statutory landlord's liens on certain of the Leasehold Improvements.

                    (iii) The Acquired Assets constitute all of the assets necessary for and used in the operation of the Business as conducted by the Seller, except for any Excluded Assets, any employees not hired by Purchaser and such license or authorization to use patents as asserted in the Lemelson Matter, and no third party has any rights to purchase any of the Acquired Assets or any interest therein or any portion thereof, including rights of first offer or refusal. No Acquired Asset is owned by any Person other than the Seller, other than personal property leased to Seller constituting part of the Acquired Assets.

                    (iv) The Machinery and Equipment and Furniture and Fixtures are in good order and proper repair (ordinary wear and tear excepted) and are adequate for their present uses thereof and meet all required standards, clearances and ratings in effect on the date hereof in respect of those Laws applicable thereto, except for Machinery and Equipment and Furniture and Fixtures which will require replacement or repair in the Ordinary Course of Business, the temporary lack of use of which will not materially disrupt normal production, and defects which do not interfere in a material way with the continued use thereof. The Leasehold Improvements at the Warehouse, the Norcross Office and the San Jose Office which may be removed in accordance with the provisions of the Leases therefor and all other fixed assets included in the Acquired Assets and all Machinery and Equipment and Furniture and Fixtures, will have on and as of the Closing Date an aggregate net book value on Seller's Books and Records determined on the same basis and in the same manner as the Financial Statements, of not less than the amount indicated on Schedules A-2 and A-8 as attached hereto on the date hereof.

                    (v) Each lease or license of an Acquired Asset is a valid and subsisting obligation enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, or to legal or equitable principles, relating to or limiting creditors' rights; and that the remedy of specific performance and injunctive and other forms of equitable or legal relief are subject to certain equitable defenses or equitable principles and to the discretion of the court before which any proceeding therefor may be brought.

                    (vi) The Seller has complied with all obligations under all such leases or licenses and all such leases or licenses are in full force and effect and no Default exists thereunder. The Seller enjoys peaceful and undisturbed possession under all such leases and licenses and to the Seller's Knowledge no other party to any such lease or license is in Default thereunder. The financial terms of all operating leases are accurately described in Schedule A-4.

                    (vii) The Seller has good and marketable title to the Machinery and Equipment and Furniture and Fixtures, merchandise, materials, supplies and other property of every kind, tangible or intangible, which are Acquired Assets except for Encumbrances which will be satisfied and discharged on or prior to the Closing Date, and except for statutory landlord's liens on certain of the Leasehold Improvements which will not be discharged at Closing.

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

                    (viii) As of April 30, 2003, all of the Inventories were located at the Warehouse and as otherwise indicated on Schedule A-1-A and when Schedule A-1 is updated as provided in Section 3(j), such location information will be included therein.

               (f)  Real Property.

                    (i) Owned Real Property. There is no Owned Real Property included in the Acquired Assets.

                    (ii) Leased Real Property. The Seller has made available to the Purchaser a true and complete copy of each Lease included in the Acquired Assets. Each such Lease is legal, valid, binding, enforceable and in full force and effect. Except for the consent of the landlord to the Warehouse Sublease, consent of the landlord to the San Jose Office Lease, consent of the landlord to the Norcross Office Sublease, and the consent of the mortgagee of the Tampa Bay Premises to the Lease thereof contemplated hereby, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease except for such consents as have been obtained, will not result in a breach of or Default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. To the Knowledge of the Seller, neither the Seller nor any other party to such Lease is in breach or Default under such Lease, and, to the Seller's Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or Default, or permit the termination, modification or acceleration of rent under such Lease. To the Seller's Knowledge, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or Default under such Lease which has not been redeposited in full. The Seller does not owe and will not owe in the future, any brokerage commissions or finder's fees with respect to any such Lease. The other party to any such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Seller. The Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein. Seller enjoys peaceful and undisputed possession under such Lease.

                    (iii) Leasehold Improvements. The Seller has good and marketable title to all Leasehold Improvements, free and clear of all Encumbrances and no other Person has any interest therein.

               (g) Licenses, Permits, Etc. The Seller possesses adequate Permits for the Seller to conduct the Business substantially as now and heretofore conducted, all of which are listed on Schedule 4(g) and, to Seller's Knowledge, except as otherwise set forth on Schedule 4(g) hereto, such Permits may be transferred or assigned to Purchaser, are in full force and effect and are without any conflict with the rights of others in any such Permits. Except for instances previously remedied, the Seller has no knowledge and has not received notice of termination, revocation or limitation of, or of the pendency or threatened commencement of any proceeding to terminate, revoke or limit any such Permits by the Governmental Body issuing same.

               (h)  Tax Matters.

                    (i)    Except as set forth in Schedule 4(h):

               (a) the Seller has (A) duly and timely filed or caused to be filed with the Internal Revenue Service or other applicable Taxing Authority all material Tax Returns that are required to be filed by or on behalf of the Seller or that include or relate to the Acquired Assets, which Tax Returns are true, correct and complete, and (B) duly and timely paid in full or caused to be paid in full, all Taxes that are due and payable on or before the date hereof (whether or not shown on any such Tax Return) and (C) recorded a reserve for Tax liability for such payment on the face of the December 31, 2002 balance sheet of the Seller forming a part of the Financial Statements (rather than in any notes thereto) to the extent required by GAAP for the payment of all Taxes that are not due and payable on or before the date hereof;

               (b) the Seller has duly and timely complied with all applicable Laws relating to the collection or withholding of Taxes (whether with respect to employees, independent contractors, creditors, stockholders or other third parties), and the reporting and remittance thereof to the applicable Taxing Authorities;

               (c) no audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a "Tax Proceeding") with respect to or concerning the operations of the Seller is pending or, to the Knowledge of the Seller, proposed or threatened;

               (d) there is no Encumbrance for any Tax upon any of the Acquired Assets except for Encumbrances relating to Taxes not yet due and payable;

               (e) there is no outstanding or pending (i) request by the Seller for a waiver or extension of the statute of limitations on the assessment or collection of any Taxes, (ii) request by the Seller for a ruling from any Tax Authority, (iii) subpoena or request for information directed at or concerning the operations of the Seller by any Taxing Authority, (iv) closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law) that is being negotiated by the Seller relating to any Tax for which the Seller is or may be liable or with respect to the Acquired Assets, or
(v) power of attorney related to or in connection with any Tax of the Seller other than net income taxes or which relates to the Acquired Assets;

               (f) the Seller has never been a member of an Affiliated Group (other than with respect to wholly-owned subsidiaries) filing a consolidated, combined or unitary Tax Return, and has no liability for Taxes of any other person or entity under Treasury Regulation 1-1502-6 (or similar provision of state local or foreign law), as trustee or successor, by contract, or otherwise; and

               (g) to the Knowledge of the Seller no claim has ever been made by a Taxing Authority in a jurisdiction in which the Seller has not paid any Tax or filed any Tax Return asserting that the Seller is or may be subject to Tax in such jurisdiction.

               (i) Financial Statements of the Seller. The Financial Statements for the periods ended on and as of December 31, 2001 and December 31, 2002 have been audited by Grant Thornton LLP, and are accompanied by their related opinions. The Financial Statements present fairly the financial condition of the Seller as of the dates thereof and their results of operations for the periods indicated in accordance with GAAP applied on a basis consistent with past practices, and are true, correct and complete. The Financial Statements, as of the dates thereof, include all the assets of the Seller owned by them and the amounts reflected with respect to such assets are stated in accordance with GAAP and reflect all assets that are required, in accordance with such principles, to be reflected in such Financial Statements. Since December 31, 2002 there has been no material adverse change in the business, assets, properties, customers or condition (financial or otherwise) of the Seller.

               (j) Conduct of the Business. From and after December 31, 2002, and until the date hereof:

                    (i) The Seller has continued to operate the Business in the usual and ordinary manner in which the Business has been conducted in the past; and during such period, the Seller has not made any expenditures or entered into any commitments which, when compared to past operations of the Business are unusual or extraordinary or outside the scope of the normal course of routine operations other than commitments made by Seller to close the Business if a sale of the Acquired Assets is not completed by May 31, 2003 and other than Seller's contraction of the Business during such period, which contraction subsequent to April 9, 2003 has not had a Material Adverse Effect;

                    (ii) The Seller has kept in a current state of repair and operating efficiency (ordinary wear and tear excepted) all tangible personal property used in the operation of the Business;

                    (iii) The Seller has used commercially reasonable efforts to maintain the goodwill associated with the Business, and the existing business relationships with their agents, customers, key employees, suppliers and other Persons having relations with it other than those activities directed toward terminating its franchised distributor arrangement with Vishay, terminating designated employees who Purchaser does not wish to hire and terminating leases for the Leased Real Property not included in the Acquired Assets;

                    (iv) Other than those activities directed toward terminating its franchised distributor arrangement with Vishay, terminating designated employees who Purchaser does not wish to hire and terminating leases for the Leased Real Property not included in the Acquired Assets, the Seller has not entered into any contract, agreement or transaction, or relinquished or released any rights or privileges under any contracts or agreements, the performance, violation, relinquishment or release of which would, on the date on which such contract or agreement was entered into, or such rights or privileges were relinquished or released, be reasonably foreseen to have a Material Adverse Effect on the operation of the Business or the Acquired Assets by the Purchaser;

                    (v) The Seller has notified the Purchaser in writing and prior to the Closing will notify the Purchaser in writing of any material adverse change in Acquired Assets or the Business;

                    (vi) The Seller has kept Books and Records with respect to the Business in a manner (A) in which entries have been made of all transactions on a basis consistent with past practices, (B) which are true, correct and complete and (C) in which entries have been made only in accordance with GAAP, except for normal year end adjustments;

                    (vii) The Seller has paid current liabilities attributable to the Business as and when such liabilities became due;

                    (viii) Except for purchases of Inventory in the Ordinary Course of Business and in amounts, on terms and for the particular items purchased by the Seller from its other divisions consistent with past practices and no less favorable to the Business than the prices and terms which would be obtained from unrelated third parties, the Seller has not entered into any transactions by and between the Business and any of its other divisions or businesses;

                    (ix) The Seller has not instituted any sales incentive programs amongst its employees, sales representatives or distributors which has resulted in greater than average inventories of the Inventories being held by distributors or customers; and

                    (x) The Seller has not entered into any arrangements or understandings with any Person with respect to the Business, not in the Ordinary Course of Business, in respect of: (A) rebate, price protection and volume discount practice and obligations, (B) allowance and customer return practices and obligations, (C) co-op advertising and other promotional practices.

               (k)  Liabilities.

                    (i) The Seller has no liabilities or obligations, whether known or unknown, due or not yet due, fixed or variable, absolute or contingent, or otherwise, other than the liabilities and obligations which are stated or provided for in the Financial Statements and which continue to exist on the date hereof, liabilities and obligations under Leases and under personal property operating leases, liabilities and obligations incurred by the Seller in the Ordinary Course of Business subsequent to the date of the Financial Statements and prior to the date hereof which, individually or in the aggregate do not and will not have a Material Adverse Effect on the operation of the Business or the Acquired Assets by the Purchaser. All obligations of the Seller pursuant to allowances, certificates or other promotional materials obligating the Seller to perform services or supply product at prices below their normal prices or at no cost have been adequately reserved for and disclosed in accordance with GAAP (consistently applied) in the Financial Statements.

                    (ii)   Since December 31, 2002, the Seller has not:

               (A) subjected to Encumbrance, or agreed to do so, any of the Acquired Assets other than purchase money liens on equipment used in the conduct of the Businesses and incurred to finance the purchase price of the equipment involved and which do not cover any other asset of the Seller, and other than the continuing security interest granted to Congress Financial Corporation, which will be released at Closing in respect of the Acquired Assets; or

               (B) engaged in any transaction not in the Ordinary Course of Business which would result in a Material Adverse Effect on the Business or the Acquired Assets, or waived any rights of substantial value not in the Ordinary Course of Business which would result in a Material Adverse Effect on the Business or the Acquired Assets.

               (l) Security Deposits. As of the Closing Date, there shall be transferred to Purchaser as part of the Acquired Assets, all prepaid expenses and the security deposits for the Warehouse, the Norcross Office and the San Jose Office, in amounts not less than the amounts set forth in Schedule 4(l) as attached hereto on the date hereof, provided that any security deposit for the Warehouse and the Norcross Office may be reduced or eliminated in connection with Seller's Lease termination negotiations for the Warehouse and the Norcross Office.

               (m) No Default or Event of Default. There exists no event or condition which constitutes, or which, as a consequence of the execution and performance of this Agreement or with the passage of time or giving of notice, or both, could constitute, a Default or event of termination under any Assigned Contracts which could result in a Material Adverse Effect. To the Seller's Knowledge, the Seller has not received any notice from any party to any such Assigned Contract with respect to such party's unwillingness or inability to perform thereunder.

               (n) No Right of Action. To the Knowledge of the Seller, the execution of this Agreement and the other agreements, instruments and documents contemplated hereby and the completion of the transactions contemplated hereby and thereby, shall not cause the Purchaser or any of its Subsidiaries or Affiliates to be liable for damages to any other Person, or give such Person any equitable right against any of them or the Seller, or any of its assets by reason of any agreement or arrangement to which Seller is a party.

               (o)  Employee Benefits and other Employee Matters.

                    (i) For purposes hereof, "Plan" means each employee benefit plan (as defined in Section 3(3) of ERISA) that provides benefits for employees or former employees of the Seller or any of their respective direct or indirect subsidiaries, or for which the Seller could reasonably be expected to have any direct or indirect, actual or contingent liability.

                    (ii) With respect to each Plan which is subject to the minimum funding standards of Section 412 of the Code, there has occurred no failure to meet the minimum funding standards of Section 412 of the Code, and no such Plan has incurred an "accumulated funding deficiency" within the meaning of such Section, whether or not waived.

                    (iii) With respect to each Plan which is subject to Title IV of ERISA: (i) no such Plan has terminated, or has filed a notice of intent to terminate in the last six years; (ii) there is no outstanding liability under Section 4062 of ERISA; (iii) neither the Seller nor any of its Subsidiaries nor any member of its controlled group under Section 414 of the Code that is a substantial employer has made a withdrawal (or has deemed to do so under Section 4062(e) of ERISA) that could reasonably be expected to result in liability under section 4063 of ERISA or otherwise; (iv) the PBGC has not instituted proceedings to terminate any such Plan; (v) no reportable event, as described in Section 4043 of ERISA has occurred.

                    (iv) Neither the Seller nor any member of its controlled group under Code section 414 contributes to any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, and neither the Seller nor a member of its controlled group has in the past six years withdrawn in a complete or partial withdrawal from any multiemployer plan or incurred any actual or contingent liability under section 4204 of ERISA.

                    (v) No Plan is a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA.

                    (vi) With respect to each Plan, the Seller has made all payments due from it to date and will make each payment due from it for all periods through and including the Closing Date on or prior to the Closing Date.

               (p) Investment Company Act; Public Utility Holding Company Act. The Seller is not directly or indirectly controlled by, or acting on behalf of, any Person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of the Seller is a "holding company" as that term is defined in or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

               (q) Agreements. Seller is not a party to any material written or oral agreement, sublease, franchise, license, contract, commitment or instrument or subject to any corporate restriction that has or the performance or violation of which could, on the date hereof, reasonably be foreseen to have a Material Adverse Effect on the Acquired Assets or the Business.

               (r) Environmental and OSHA Matters. With respect to the Business and the Acquired Assts:

                    (i) (a) The Seller has obtained all Permits which are required with respect to each of its operations under Environmental Laws;

               (b) the Seller is in compliance with the terms and conditions of the Permits required by the Environmental Laws;

               (c) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter pending relating to Seller or, to Seller's Knowledge, threatened against the Seller relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder;

               (d) to the Seller's Knowledge, there are no investigations or internal or non-public agency proceedings pending regarding the Seller relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder; and

               (e) as of the Closing Date there have been no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance (as hereinafter defined) or petroleum or petroleum by-product on, in or under such of the assets of the Seller constituting Real Property during the use and/or ownership by the Seller of the Real Property, or, to Seller's Knowledge, prior thereto, which would be reasonably likely to subject the owner or operator of the Real Property or Business to liability for any Environmental Claim against the Seller, the Purchaser or against any Person whose liability for any Environmental Claim the Seller has or may have retained or assumed either contractually or by operation of law. The Seller shall have delivered to the Purchaser true and complete copies of all environmental sampling results, studies and reports in the possession of Seller prepared in connection with the locations at which the Business is operated;

                    (ii) (A) Seller (i) has not violated any OSHA Laws to the Knowledge of the Seller, and (ii) has not received any notice or claim, nor are there pending or to the Knowledge of the Seller, threatened, lawsuits or proceedings against the Seller with respect to violations of an OSHA Law; (B) the Seller has delivered to Purchaser all copies of Permits in connection with OSHA Laws, reports and other Books and Records related to OSHA matters; and (C) the Seller has all controls, programs, policies, guards, protections and plans required under the OSHA Laws except where failure to do so would not have a Material Adverse Effect.

               (s) Insurance. Schedule 4(s) hereto includes a true and correct list of all policies or binders of insurance of the Seller in force as of the date hereof, with respect to the Business and the Acquired Assets specifying the insurer, policy number (or covering note number with respect to binders) and amount thereof.

               (t) Employment Agreements. There are no Employment Agreements between the Seller and any Person which will be binding on Purchaser. All written Employment Agreements between the Seller and any Person who is employed by or performs services for the Business are described in Schedule 4(t).

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               (u)  Employees and Labor Disputes.

                    (i) Schedule 4(u) hereto contains a complete and correct list as of the date hereof of all persons who were employed by the Seller in the conduct of the Business as of April 16, 2003, together with separate line entries setting forth with respect to each such person their title, annual salary, and all severance obligations or termination payments payable to each such person. Other than as listed on Schedule 4(u), (x) there are no outstanding commitments (whether or not legally binding) to increase the remuneration of any employee listed on Schedule 4(u) and (y) there are no severance obligations or termination payments to such employees, and the Seller has not received any notice of termination from any of such persons, nor is Seller aware that any such employee intends to terminate his/her employment.

                    (ii) There is no pending or to the Knowledge of the Seller, threatened labor dispute, strike, work stoppage or lockout involving employees of the Seller or against the Seller which affects or which may affect the Business or which may interfere with its continued operation. With respect to the Business, there are no existing unions in which any employee or the Seller is a member, and there are no union organization efforts relating to employees of the Seller or any representation question involving recognition as a collective bargaining agent for any employees of the Seller. There is not pending or, to the Seller's Knowledge, threatened any charge or complaint against the Seller by the National Labor Relations Board or any representative thereof. There have been no strikes, walkouts, work stoppages or lockouts involving employees of the Seller or against the Seller in the last five years. The Seller has no Knowledge of any facts indicating that any of the employees of the Seller intends to terminate his or her employment with the Seller or refuse to accept employment with the Purchaser, if offered. The Seller employs in the Business in the United States only U.S. citizens or U.S. residents who are in the United States in compliance with U.S. immigration laws and possess "green cards". The Seller is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, immigration laws and wages and hours.

               (v) Collective Bargaining Agreements. The Seller is not a party to any collective bargaining agreements in respect of any of the employees of the Business.

               (w) Related Party Transactions and Interests. No Affiliate of the Seller owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any person, firm, corporation or other entity which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Seller in connection with the Business, (ii) engaged in a business related to the Business, or (iii) participating in any transaction to which the Seller in connection with the Business is a party.

               (x) Intellectual Property. With respect to the Business and the Acquired Assets:

                    (i) The Seller does not own any Intellectual Property except as set forth in Schedule A-5.

                    (ii) The conduct of the Business as conducted in the past did not infringe (when conducted) and as currently conducted or as currently contemplated to be conducted does not infringe (either directly or indirectly, such as through contributory infringement) any Intellectual Property right owned or controlled by any third party. Other than the Lemelson Matter, there is no pending or, to the Knowledge of the Seller, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by the Seller, or, to the Knowledge of the Seller, Intellectual Property licensed to the Seller or (B) alleging that the activities or the conduct of the Business does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forbearances to sue, consent judgments or orders or similar obligations other than license agreements in the Ordinary Course of Business which (a) restrict the Seller's rights to use the Intellectual Property, (b) restrict the Business in order to accommodate a third party's intellectual property rights or (c) permit third parties to use any Intellectual Property. To the Knowledge of the Seller (x) all registered, granted or issued patents, mask works, Trademarks and copyrights held by the Seller are valid, enforceable and subsisting and (y) there has been no denial, refusal or similar action by any governmental authority with respect to any patent, copyright or Trademark application filed by or on behalf of the Seller. To the Knowledge of the Seller, there is no unauthorized use, infringement or misappropriation of any of Intellectual Property by any third party, employee or former employee.

                    (iii) There are no royalties, fees, honoraria or other payments payable by the Seller or to any person or entity by reason of the ownership, development, use, license, sale or disposition of Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

                    (iv) There are no licenses or other agreements which Seller has granted to or entered into with any third party with respect to the Intellectual Property and has not licensed any Intellectual Property from a third party, other than licenses for off the shelf software. The Seller is not, nor as a result of the execution or delivery of this Agreement, or performance of the Seller's obligations hereunder, will the Seller be, in violation of any material license, sublicense, agreement or instrument to which the Seller is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Seller's obligations hereunder, cause the diminution, termination or forfeiture of any of the Seller's rights in Intellectual Property or require the consent of any governmental authority or third party in respect of any such Intellectual Property. To the Knowledge of the Seller, each such license, sublicense, agreement or instrument constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and, to the Knowledge of the Seller, there exists no breach by any party thereto and no event or circumstance which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a Default by the Seller thereunder.

                    (v) The Seller has taken reasonable measures to protect the confidentiality of its Trade Secrets. Except as indicated on Schedule B-3, to the Knowledge of the Seller, there has been no misuse or misappropriation of any Trade Secret by any person or entity. Without limitation of the foregoing, the Trade Secrets relating to Seller in their products and the source code and system documentation relating to the Software Programs relating to the internal systems used by the Seller (A) have at all times been maintained in strict confidence, (B) have been disclosed by the Seller only to employees who have had a "need to know" the contents thereof in connection with the performance of their duties to the Seller and who have executed appropriate nondisclosure agreements, (C) have not been licensed or disclosed to any third party, and (D) are not the subject of any escrow or similar agreement giving any third party rights in such formulas, source code and/or system documentation upon the occurrence of certain events.

                    (vi) Except as set forth on Schedule 4(x), the Seller has not taken any action (or failed to take any action), conducted the Business or used or enforced its Trademarks, in each case, in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment or unenforceability of any of the Trademarks and the Seller has taken all reasonable steps to protect its rights in and to each of such Trademarks and to prevent the unauthorized use thereof by a third party.

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

               (y) Books of Account; Investigations. The Seller has maintained its books of account in accordance with GAAP applied on a consistent basis and the same are true, correct and complete.

               (z) Governmental Consents. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body on the part of the Seller is necessary in connection with the execution, delivery and performance of this Agreement or any other agreement contemplated hereunder to which the Seller is a signatory.

               (aa) Customers. Schedule 4(aa) provides an accurate and complete breakdown of the revenues received from the top customers who accounted for more than 80% of the gross revenues of the Business in fiscal year 2002, or more than 80% of the gross revenues of the Business for the first three months of fiscal year 2003. Except as set forth on Schedule 4(aa), the Seller does not have any Knowledge that, and has not received any notice or other communication (in writing or otherwise) that any customer or other Person identified in Schedule 4(aa) will cease dealing with the Seller or, following the Closing, the Purchaser or will otherwise reduce the volume of business transacted by such Person with the Seller or, following the Closing, the Purchaser below historical levels, nor does the Seller have any Knowledge, except as set forth on Schedule 4(aa), that the prospects for the Business will be adversely affected as a result of any change in a customer relationship. During the 12 months ended March 31, 2003, net sales of the Business were not less than $80,000,000.

               (bb) Backlog and Returns. The backlog, compiled consistent with past practice and in the Ordinary Course of Business, as of March 31, 2003 for all accepted and unfulfilled orders for the sale of goods by the Business is included on Schedule 4(bb). Merchandise has not been sold on a "sale on approval" basis, and there is no general understanding that merchandise in a material amount, in the aggregate, in the hands of any customer or customers would be returnable to Seller. Seller is not aware of any reason for the future returns experience of Purchaser to be materially different from prior experiences.

               (cc) Product Warranties.

                    (i) With respect to the Business, the Seller has not sold or supplied any equipment, goods, material or systems which, to the Knowledge of the Seller, were, are or are likely to become faulty or defective or which do not comply in all material respects with all warranties expressly or impliedly made by the Seller or which contain any software for which any required license has not been obtained or which infringes upon, other than as alleged in the Lemelson Matter, violates or misappropriates or conflicts with any patent, copyright, trade secret or other proprietary right of any third party, except for any of the foregoing which are either covered by insurance or for which any warranty expressly or impliedly made by the Seller, on such goods, materials, systems and intellectual property rights is no broader than the warranty provided by the respective manufacturer. No recall or post-sale notice or warning is pending or, to the Knowledge of the Seller, threatened in connection with any product sold by the Business and, to the Knowledge of Seller, no basis exists for such a recall, notice or warning. With respect to the Business, to the Seller's Knowledge, each product sold by the Seller is and has been, free of any design defect or failure to warn and complies in all material respects with any applicable (i) Laws or (ii) certification from any industry, testing, or standard setting organization.

               (dd) Full Disclosure. No financial statement, Exhibit or Schedule or document required by this Agreement to be prepared or furnished by or on behalf of the Seller to the Purchaser in connection with this Agreement or any agreement contemplated hereby or delivered pursuant hereto contained or contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Seller shall notify the Purchaser promptly of the occurrence of any event or the discovery of any fact that would make any of the foregoing incorrect.

         5. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents, warrants and covenants to the Seller as follows:

               (a) Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into this Agreement and the Transaction Documents to be delivered by the Purchaser and to consummate the transactions contemplated hereby and thereby.

               (b) Enforceable Obligation; Due Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by the Purchaser and the consummation of the transactions contemplated hereby and thereby: (i) are within the power and authority of the Purchaser, (ii) do not require the consent or approval of or filing by Purchaser with any Governmental Body or any other Person except for such consents or approvals from Purchaser's lenders as have been obtained, with copies thereof having heretofore been delivered to Seller, and other than as otherwise provided herein, (iii) will not conflict with, result in the breach of, or constitute a Default under the certificate of incorporation or the by-laws of the Purchaser, or under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which the Purchaser is a party or by which it or any of its property is bound; (iv) will not violate any Laws or Order of any Governmental Body and (v) will not result in the creation of any Encumbrances upon any of the Purchaser other than as contemplated by this Agreement and the other Transaction Documents and such financing documents as Purchaser shall determine and do not require the consent or approval of or filing with any Governmental Body, or any other Person other than as otherwise specifically provided herein. This Agreement has been, and the other Transaction Documents to be delivered by Purchaser upon their delivery will be, duly authorized, executed and delivered by the Purchaser, and constitute and will constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights, and (y) the remedy of specific performance and injunctive and other forms of equitable or legal relief are subject to certain equitable defenses, equitable principles and to the discretion of the court before which any proceeding therefor may be brought.

               (c)  Litigation; Observance of Orders.

                    (i) Litigation. There is no litigation, at law or in equity, or any proceeding before any Governmental Body or any arbitration pending against or relating to the Purchaser, which involves or is likely to involve any material risk of any judgment or liability not fully covered by insurance, which, if adversely decided, would materially adversely effect the Purchaser, or which seeks to enjoin the consummation of, or questions the validity of, any of the transactions contemplated hereby, or which questions the validity or enforceability or impairs the ability of the Purchaser to perform its obligations under this Agreement or any of the other Transaction Documents, and no Order of any Governmental Body or arbitrator has been issued against or binds the Purchaser which has or could have an adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby.

                    (ii) Governmental Order Violations. The Purchaser is not in violation of or Default with respect to any Order of any arbitrator or Governmental Body where such violation or Default is likely to have an adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby.

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

               (d) Government Consents. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other agreement contemplated hereunder to which it is a signatory is required.

         6.    Post-Closing Covenants.

               (a)  Sharing of Data.

                    (i) The Seller shall grant to the Purchaser for four (4) years following the Closing Date reasonable access during normal business hours upon reasonable notice and in a manner reasonably intended to minimize the disruption to the Seller, access to the work papers of the Seller's accountants relating to the operation of the Business and the Acquired Assets prior to the Closing Date, to the extent that any of the foregoing is needed by the Purchaser in order to comply with its obligations under applicable securities, Tax, environmental, employment or other Laws. The Seller shall not destroy any such items identified in this Section 6(a)(i) without first providing the other Parties with the opportunity to obtain or copy such items.

                    (ii) In addition to all files and documents required to be provided pursuant to this Agreement or any other agreement to be entered into in accordance herewith, upon the reasonable request by the Purchaser made at a reasonable time following the Closing Date, Seller shall authorize the release to the Purchaser of all files pertaining to the Business or the Acquired Assets held by any federal, state, country or local authorities, agencies or instrumentalities.

               (b) Enforcement of Insurance Claims. The Seller hereby assigns to the Purchaser the right to pursue and enforce, and hereby irrevocably appoints the Purchaser as its respective true and lawful attorney-in-fact with full power in the name of and on behalf of the Seller for the purpose of pursuing and enforcing any and all rights of the Seller under any insurance policies of the Seller (other than those assigned to the Purchaser) with respect to any occurrence, claim or loss which is the subject of an indemnity obligation by the Seller to the Purchaser under Section 9(a) of this Agreement; provided, that the Purchaser may not exercise such right or power unless (i) the Seller fails to promptly and expeditiously pursue and enforce its rights under their respective insurance policies with respect to such occurrence, claim or loss, and (ii) Purchaser provides the Seller with written notice of such failure to pursue and enforce Seller's rights, and a five (5) business day opportunity to cure such failure, provided that such five (5) business day period shall not be required if the Purchaser's rights would be adversely affected by such delay. The power of attorney conferred upon the Purchaser by the Seller pursuant to this Section 6(b) is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of the Seller or any other act of the Seller.

               (c)  Cooperation.

                    (i) The Seller shall use its commercially reasonable efforts to cooperate with the Purchaser after the Closing and shall cause its officers, employees, agents, auditors and representatives to use commercially reasonable efforts to cooperate with the Purchaser after the Closing to ensure the orderly transition of the Business to the Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby.

                    (ii) From and after the Closing Date, each party shall reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation between the Seller and the Purchaser or their respective Affiliates arising out of the transactions contemplated by this Agreement or any other Transaction Document). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation.

                    (iii) At the Closing and at any time and from time to time thereafter, at the request of the Purchaser and without further consideration, the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance and assignment and take all such other action as the Purchaser may reasonably determine to be necessary to more effectively transfer, convey and assign to the Purchaser, and to evidence and confirm the Purchaser's rights to, title in and ownership of, the Acquired Assets, to place the Purchaser (through its ownership of the Acquired Assets) in actual possession and operating control of the Business and the Acquired Assets being purchased by the Purchaser hereunder, to assist the Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

               (d)  Collection of Accounts Receivable.

                    (i) The Purchaser shall promptly forward any monies, checks or instruments received by the Purchaser after the Closing Date with respect to the Accounts Receivable to Wachovia Bank Reptron Distribution P.O. Box Number 932761 at Atlanta, Georgia 31193-2761. If a remittance advice received by Purchaser from any such account debtor shall fail to identify the invoice number (s) for which payment is being made, Purchaser shall contact the account debtor and request written notification from the account debtor as to which invoice(s) are being paid with the remittance. If the remittance is in payment of an Account Receivable, Purchaser shall promptly forward the remittance as directed in the previous sentence. If the remittance advice for a payment received by the Purchaser identifies payment of a combination of an Account Receivable on the one hand, and an amount in payment of funds with respect to the Business or in payment of an invoice issued to the account debtor by the Purchaser on the other, Purchaser shall deposit said remittance with its bank and promptly issue a check payable to Seller in an amount equal to that portion of the remittance attributable to Accounts Receivable and forward the same to the Reptron Distribution P.O. Box Number noted above along with a summary of the invoices paid attributable to Accounts Receivable. Except for the foregoing, Purchaser shall have no obligations with respect to the Accounts Receivable. The Seller shall forward promptly to the Purchaser any monies, checks or instruments received by the Seller after the Closing with respect to the Business but not in respect of the Accounts Receivable. If a remittance advice received by Seller shall fail to identify the invoice number (s) for which payment is being made, Seller shall contact the account debtor and request written notification from the account debtor as to which invoice(s) are being paid with the remittance. If the remittance is in payment of funds with respect to the Business but not in respect of the Accounts Receivable, Seller shall promptly forward the remittance to Purchaser. If the remittance advice for a payment received by the Seller identifies payment of a combination of an Account Receivable on the one hand, and an amount in payment of funds with respect to the Business or in payment of an invoice issued to the account debtor by the Purchaser on the other, Seller shall deposit said remittance with its bank and promptly issue a check payable to Purchaser in an amount equal to that portion of the remittance attributable to amounts in payment of funds with respect to the Business or in payment of an invoice issued to the account debtor by the Purchaser and forward the same to the Purchaser along with a summary of the invoices paid attributable to the Business or an invoice of the Purchaser. From and after the Closing, the Seller shall refer all customer inquiries relating to the Business and the Acquired Assets to the Purchaser.

                    (ii) Seller shall not retain a collection agency or an attorney or take other similar outside collection action to collect any Accounts Receivables if the Purchaser sell goods or provides services to the applicable account debtor after the Closing Date unless (A) such Accounts Receivables is unpaid at least 60 days past the Closing Date, and (B) Seller shall have offered to sell such Accounts Receivables to Purchaser at not more than face value and Purchaser shall not have elected to purchase same within ten (10) days of such offer. With respect to any Accounts Receivables which Purchaser elects to purchase, payment therefor shall be made to Seller in cash concurrently with Seller's assignment of the same to Purchaser and same shall be assigned free and clear of all Encumbrances.

               (e) Employees. Seller acknowledges that Purchaser has no obligation to offer employment to any of Seller's employees in the Business and if Purchaser determines to offer employment to any of such employees, such employment shall be on such terms and conditions as the Purchaser shall determine. Seller further acknowledges that except to the extent included in Assumed Payables, Purchaser has no obligation to pay any severance or termination benefit of any kind to any Person who Purchaser does not hire.

               (f)  Employee Benefit Matters.

                    (i)    Certain Welfare Plan Matters.

               (a) Benefits Continuation. The Purchaser shall have no obligation to hire any employee of Seller, or, if hired by Purchaser, to cover any employee in any of Purchaser's welfare benefit plans, except as otherwise provided in such plans.

               (b) Disability and Certain Other Benefits. The Seller and the Plans shall be liable for claims for benefits (other than for short-term disability, workers' compensation and medical (including vision care and prescription drugs) and dental benefits, which are addressed below) by employees of the Business (active or inactive) and by terminated employees previously employed in the Business that are covered or are payable under the Seller's Plans arising out of occurrences prior to the Closing Date. Purchaser shall not be so liable, whether or not such claims are covered or payable under the Plans. In this regard, but not by way of limiting the foregoing, the Seller (and not the Purchaser) shall be liable for the long-term disability benefits for those employees of the Business receiving or qualified to receive long-term disability benefits under the Seller's disability programs as of the Closing Date, including without limitation those employees of the Business in the long-term disability elimination period who become eligible to receive long-term disability benefits under the Plan that provides long-term disability benefits.

               (c) Workers' Compensation Benefits. The Purchaser shall not be liable for claims for Worker's Compensation made or based on occurrences prior to Closing or with respect to payments due on or prior to the Closing Date except for payment of such amounts in respect of the foregoing, as are included in Final Assumed Payables.

               (d) Short-Term Disability Benefits. The Purchaser shall not be liable for, and the Seller shall indemnify the Purchaser against, claims for short-term disability benefits under the Seller's Plans by employees of the Business (active or inactive) whose disability claims have been asserted as of the Closing or with respect to payments due on or prior to the Closing Date except for payment of such amounts in respect of the foregoing, as are included in Final Assumed Payables.

               (e) Medical and Dental Benefits. The Purchaser shall not be liable for, and the Seller shall indemnify the Purchaser against, claims for medical (including vision care and prescription drugs) and dental benefits incurred by employees of the Business (active or inactive) and their respective covered dependents with respect to services and treatment rendered on or prior to the Closing Date whether or not covered under the terms of the Seller's welfare benefit plans except for payment of such amounts in respect of the foregoing, as are included in Final Assumed Payables.

               (f) COBRA. The Seller shall be responsible for providing any benefits required to be provided pursuant to Section 4980B of the Code to employees of the Business who cease to be employed by the Seller on or prior to the Closing Date.

               (g) Limitation on the Purchaser's Liability. The Seller shall be responsible for providing all benefits under all Plans, with respect to all of their employees (except for employees who are hired by Purchaser, from and after the date such persons become so hired) which shall be Retained Liabilities. The Purchaser shall have no liability with respect to any claims for benefits payable under any of the Seller's Plans, and the Seller shall indemnify and hold the Purchaser harmless from any claims payable under any of the Seller's Plans, for Worker's Compensation except for payment of such amounts in respect of the foregoing, as are included in Final Assumed Payables, or as otherwise described in this Section 6(f).

                    (ii) Multiemployer Plans. Neither the Purchaser nor any of its Affiliates shall assume any obligation or liability imposed on the Seller or any of its Subsidiaries under Section 4201 of ERISA.

                    (iii) No Third Party Beneficiaries. The parties hereto do not intend to create any third-party beneficiary rights respecting any current or former employee as a result of the provisions set forth in this Section 6(g) and specifically hereby negate any such intention except only to the extent of the accrued expenses included in the Assumed Payables. No provision in this
Section 6(g) shall increase the rights, benefits or remedies of any employee under any Plan of the Seller or the Purchaser.

               (g)  Tax Matters.

                    (i) The Seller shall duly and timely file or cause to be filed with the applicable Taxing Authorities all Tax Returns that are required to be filed by or on behalf of the Seller or that include or relate to the Acquired Assets or the Business for Pre-Closing Periods, which Tax Returns shall be true, complete and correct, and shall duly and timely pay in full or cause to be paid in full all Taxes that are due and payable on or before the Closing Date and could result in an Encumbrance on any Acquired Asset, and shall record a provision on the Books and Records of the Seller to the extent required by GAAP for the payment of all such Taxes that are not due and payable on or before the Closing Date. The Seller shall duly and timely comply with all applicable Laws relating to the allocation or withholding of such Taxes and the reporting and remittance thereof to the applicable Taxing Authorities.

                    (ii) The Seller shall indemnify and hold harmless the Purchaser and its Affiliates, on an after-Tax basis, from and against any (x) Taxes which relate to the Acquired Assets or the Business with respect to any Pre-Closing Periods for which the Purchaser or its Affiliates is liable, (y) the effect, if any, on the Purchaser and its Affiliates in any period that ends after the Closing Date of an adjustment with respect to a period on or before the Closing Date and (z) fees and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Purchaser or its Affiliates in connection therewith or in enforcing its rights or collecting any amounts due hereunder. This indemnity shall apply notwithstanding any investigation made by the Purchaser in connection with the transactions contemplated by this Agreement or, its receipt, examination, filing of or commenting on any Tax Return, and shall be separate and independent of any other indemnity between the Parties hereto.

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

                    (iii) The Purchaser shall promptly forward to the Seller a copy of all written communications from any Governmental Body received by the Taxpayer relating to any Pre-Closing Periods. The Seller shall promptly forward to the Purchaser a copy of all written communications from any Governmental Body received by the Seller relating to any Pre-Closing Periods for which the Taxpayer is or may be liable or which would become a claim on the Business or on any of the Acquired Assets.

                    (iv) Any Taxes which relate to the Acquired Assets or the Business for a period which includes but does not end on the Closing Date shall be allocated between the period before the Closing Date and the balance of the period in accordance with this Section 6(g)(iv). To the extent permitted under applicable Law, the parties shall elect to treat the Tax period as ending at the close of business on the Closing Date. Where applicable Law does not permit such an election to be made, the taxable income or other Tax base for the entire period shall be allocated between the period on or before the Closing Date and the balance of the period on the basis of an interim closing of the books at the close of the Closing Date, except that exemptions, allocations and deductions calculated on an annual basis shall be apportioned on the basis of the relative number of days in the period on or before the Closing Date and in the balance of the period.

                    (v) Each of the Seller and the Purchaser shall reasonably cooperate with each other by executing or causing to be executed any required documents and by making available to the other, all books and records relating to the Acquired Assets (including work papers, records and notes of any kind) at all reasonable times, for the purpose of allowing the appropriate party to complete its Tax Returns, respond to, defend or prosecute any Tax Proceeding, make any determination required under this Agreement (including, but not limited to, determinations as to which period any asserted Tax liability is attributable) and verify issues.

               (h) Use of Name. The Seller agrees, on its own behalf and on behalf of its Affiliates, from and after the Closing Date, not to use any trademark or name previously or currently used by the Seller in the conduct of the Business (other than "Reptron"), or any derivation thereof.

               (i) Bulk Sales. The Purchaser hereby waives compliance by the Seller with the provisions of the "bulk sales" laws or any similar provision of law of any state insofar as the same may be applicable to the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold the Purchaser harmless from and against any and all liability or claims arising out of such waiver, and, upon receipt of written notice from the Purchaser of the existence thereof, promptly to take all necessary action to satisfy such claim or liability, including but not limited to removing or causing to be removed any Encumbrance which may be placed on any of the Acquired Assets by a creditor of the Seller by reason of such waiver.

               (j) No Solicitation of Employees, Suppliers or Customers. From and after the Closing Date and until such date that is two (2) years after the Closing Date, the Seller shall not, directly or indirectly, for itself or on behalf of any other Person, solicit, employ, engage or retain any Person who, at any time during the preceding 12-month period (which period shall include the Closing Date), shall have been an employee of the Purchaser (except for such employees who have been terminated by Purchaser or who have quit Purchaser's employ for reasons other than Seller's solicitation), or contact any supplier, customer or employee of the Purchaser for the purpose of soliciting or diverting any such supplier, customer or employee from the Purchaser. Notwithstanding the foregoing, Seller may contact Purchaser's suppliers for the sole purpose of purchasing components for use in Seller's Computer Products (module) Business and its electronic manufacturing and engineering services business, subject to Purchaser's right to sell such components to Seller as provided in the Transition Services Agreement. From and after the Closing Date and until such date that is two (2) years after the Closing Date, the

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

Purchaser shall not, directly or indirectly, for itself or on behalf of any other Person, solicit, employ, engage or retain any Person who, at any time during the preceding 12-month period (which period shall include the Closing
Date), shall have been an employee of the Seller's Computer Products (module) Business or electronic manufacturing and engineering services business, or corporate staff (except for such employees who have been terminated by Seller or who have quit Seller's employ for reasons other than Purchaser's solicitation).

               (k)  Non-Competition.

                    (i) From and after the Closing Date and until such date that is two (2) years after the Closing Date (the "Non-Compete Period"), neither the Seller nor any subsidiary of the Seller shall, anywhere in the area where the Business (including the business of Purchaser) has been conducted during the two (2) years preceding the Closing Date, or is conducted during the Non-Compete Period directly or indirectly, alone or in association with any other Person, firm, corporation or other business organization (x) acquire or own in any manner, any interest in any Person that is engaged in any facet of the Business as presently conducted by the Seller or the similar business as presently conducted by the Purchaser (together, the "Restricted Business") or, (y) engage in any facet of any business which competes in any way with the Restricted Business; provided, however, that notwithstanding the foregoing, the Seller, and its subsidiaries (collectively and not individually) may own up to 5% of the voting securities of any publicly-traded company, the Computer Products (module) Business, and the Seller's electronic manufacturing and engineering services business, as conducted on the date hereof, shall not be deemed to compete with the Restricted Business and the Seller may, during the ninety (90) days following the Closing Date distribute from its Singapore operations inventory in fulfillment of backlog existing on the date hereof.

                    (ii) The parties hereto intend that the covenant contained in Section 6(k)(i) above shall be construed as a series of separate covenants, one for each applicable state or country. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 6(k)(i) above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in Section 6(k)(i) above, then such unenforceable covenant shall be deemed reduced in scope or, if necessary, eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

                    (iii)  The Seller acknowledges that the provisions of this
Section 6(k), and the period of time, geographic area and scope and type of restrictions on their activities set forth herein, are reasonable and necessary for the protection of the Purchaser and are an essential inducement to the Purchaser's entering into the Transaction Documents to which it is a party and consummating the transactions contemplated thereby.

               (l) SEC Filing. Seller shall provide to Purchaser as soon as possible, such information with respect to the Business and the Acquired Assets, as Purchaser reasonably requires in order for Purchaser to be able to timely file with the Securities and Exchange Commission a Current Report on Form 8-K reporting the transactions contemplated hereby, including without limitation audited financial statements for the Seller's last 3 fiscal years and unaudited financial statements for periods after December 31, 2002. Seller shall, at its cost and expense, make available such information and personnel as needed for such purpose and Purchaser shall pay the reasonable cost of auditors engaged by Purchaser for such purpose.

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

         7.    Conditions to Closing; Closing Deliveries.

               (a) Conditions to Both Parties' Obligations. The respective obligations of the parties hereto to consummate the Closing shall be subject to the satisfaction (or waiver by each party) as of the Closing of the following conditions:

                    (i) Governmental and Certain Other Approvals. Any notice to or approvals of any federal, state or foreign governmental authority with respect to the transactions contemplated hereby shall have been either filed or received and Seller shall have received the consent of its mortgagee to the Lease of the Tampa Bay Premises contemplated hereby.

                    (ii) No Order. No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) after the date of this Agreement which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

               (b) Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction (or waiver by the Purchaser) as of the Closing of the following conditions:

                    (i) Representations, Warranties and Covenants. The representations and warranties of the Seller made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and the Seller shall have performed or complied with, or shall have caused to be performed or complied with, in all material respects all obligations and covenants required by this Agreement to be performed or complied with by the Seller or any Affiliate by the time of the Closing; and the Purchaser shall have received from the Seller, a certificate dated the Closing Date and signed by an authorized officer of the Seller confirming the foregoing.

                    (ii) No Material Adverse Change Since April 9, 2003. There have been no changes since April 9, 2003 with respect to the Seller or the Business that would be reasonably likely to have a Material Adverse Effect on the Seller or the Business.

                    (iii) Other Documents and Instruments to be delivered by the Seller. The Seller shall have delivered all certificates, agreements and other documents and instruments required to be delivered by it on or before the Closing pursuant to this Agreement, and such other documents and instruments as the Purchaser may reasonably request, including, without limitation, the following:

          (A) Good Standing Certificate. A certificate of the appropriate official, dated within ten (10) days of the Closing Date, certifying as to (A) the due organization and good standing (including tax good standing (to the extent obtainable with proper notice to the applicable jurisdiction)) of Seller in its jurisdiction of organization and (B) the qualification to do business and the good standing (including tax good standing (to the extent obtainable with proper notice to the applicable jurisdiction)) of the Seller in each jurisdiction wherein the conduct of the Business or the ownership or operation of the Acquired Assets requires such Seller to maintain qualification as a foreign corporation.

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

          (B)  Opinion of the Seller's Counsel. A favorable opinion from William
L. Elson, P.C., counsel for the Seller, dated as of the Closing Date, with respect to the matters set forth in Sections 4(a), 4(b), 4(c) (other than in respect of shareholder action) and 4(d), reasonably satisfactory to Purchaser.

          (C) Franchisor Consents. Written consents, in form and substance reasonably satisfactory to Purchaser from not less than nine (9) of the eleven
(11) franchisors identified in Schedule 7(b)(iii)(C) (the "Primary Franchisors") to the assignment to Purchaser of the respective franchise agreements, provided that the net sales of the consenting Primary Franchisors shall represent not less than eight-five percent (85%) of the Seller's net sales of the Business for the year ended December 31, 2002, or new agreements between Purchaser and such of the Franchisors, in form and substance, reasonably satisfactory to Purchaser.

          (D) Warehouse, San Jose Office, Norcross Office and Other Consents to Transaction. A sublease of the Warehouse and the written estoppel and consent of the landlord of the Warehouse with respect to Purchaser's use and occupancy of the Warehouse, on a month-to-month basis for up to six months from the Closing Date upon payment of the rent, additional rent and common area charges, but not more than $28,250 per month and permitting Purchaser's removal therefrom of such of the Inventories, removable Leasehold Improvements and other Acquired Assets as are located therein which Purchaser determines to remove, which sublease, estoppel and consent shall be in form and substance satisfactory to Purchaser. An assignment of the Lease for the San Jose Office and the written estoppel and consent of the landlord under such Lease, in form and substance satisfactory to Purchaser. A sublease at Seller's cost of the Norcross Office on a month-to-month basis for up to six months from the Closing Date with the consent of the landlord, which sublease and consent shall be in form and substance satisfactory to Purchaser. Written consents, in form and substance reasonably satisfactory to the Purchaser, to the execution and consummation of this Agreement or waivers of Default with respect to software license agreements for the Progress and Sales Logix programs used by the Seller and other material Assigned Contracts, if such Assigned Contract would otherwise be breached as a result of the transactions contemplated hereby.

          (E) Resolutions. Certified copies of resolutions duly adopted by the Boards of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and such resolutions shall not have been amended or revoked and shall remain in full force and effect.

          (F) Bill of Sale and other Transfer Documents. A bill of sale for the Acquired Assets, Assignments of patents, trade names, trademarks, copyrights and other Intellectual Property, and such other transfer documents as are reasonably requested by the Purchaser, each in form and substance reasonably acceptable to the Purchaser.

          (G) Transaction Documents. The Seller and the Key Employee shall have executed and delivered each of the Transaction Documents required to be executed by each of them.

               (c) Conditions to the Seller's Obligations. The obligations of the Seller to consummate the Closing are subject to the satisfaction (or waiver by the Seller) as of the Closing of the following conditions:

                    (i) Representations, Warranties and Covenants. The representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and the Purchaser shall have performed

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

or complied with, or shall have caused to be performed or complied with, in all material respects all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser or any of its Affiliates by the time of the Closing; and the Seller shall have received from the Purchaser a certificate dated the Closing Date and signed by an authorized officer of the Purchaser confirming the foregoing.

                    (ii) Other Documents and Instruments to Be Delivered by the Purchaser. The Purchaser shall have delivered all certificates, agreements and other documents and instruments required to be delivered by it on or before the Closing pursuant to this Agreement, and such other Documents and instruments as the Seller may reasonably request, including, without limitation, the following:

          (A) Certificate of Good Standing. A certificate of the appropriate officials, dated within ten (10) days of the Closing Date, certifying as to the due organization and good standing (including tax good standing (to the extent obtainable with proper notice to the applicable jurisdiction)) of the Purchaser in its jurisdiction of organization.

          (B) Opinion of Purchaser's Counsel. A favorable opinion from Morrison Cohen Singer & Weinstein, LLP, counsel for the Purchaser, dated as of the Closing Date, with respect to the matter set forth in Sections 5(a), 5(b) and 5(c), reasonably satisfactory to Seller.

          (C) Resolutions. Certified copies of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and such resolutions shall not have been amended or revoked and shall remain in full force and effect.

          (D) Transaction Documents. The Purchaser shall have executed and delivered all Transaction Documents required to be executed by it.

                    (iii) Payment. The Purchaser shall have paid the Cash Portion of the Purchase Price to the Seller, and the Escrow Amount to the Escrow Agent, each as contemplated by Section 2(b) hereof.

          8. Simultaneous Transactions. All transactions to be effected under this Agreement at the Closing shall be deemed to occur in the order herein specified, if any, but shall occur nearly simultaneously, and no such transaction shall be deemed to have occurred unless all such transactions have occurred. All documents required to be delivered at the Closing by any party hereunder, including this Agreement, shall be deemed initially delivered in escrow and no such document shall be released therefrom until all documents have been delivered in escrow and payment received, whereupon all shall be deemed released together.

          9.   Indemnification.

               (a) Indemnification by the Seller. The Seller shall indemnify and hold harmless the Purchaser from and against, all costs, fees, liabilities, losses, Taxes, charges, claims, expenses and damages, including, without limitation, reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, actually incurred or as and when actually paid by the Purchaser, its agents or Affiliates, or any of their respective subsidiaries or Affiliates,

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

or any of their respective officers, directors or employees, (collectively, "Purchaser Losses") as a result of:

                    (i) any misrepresentation contained in or breach of or failure to perform any representation, warranty, covenant or agreement of the Seller contained in this Agreement or any other Transaction Document, provided, however, that notwithstanding the foregoing, if at Closing, Purchaser's Chief Executive Officer or Chief Financial Officer has actual knowledge based upon any document given by Seller to such Chief Executive Officer or Chief Financial Officer prior to Closing that Seller has breached a representation or warranty or failed to perform a covenant or agreement. Purchaser's election to complete the transaction herein contemplated shall act as a waiver of Purchaser's right to claim indemnity by Seller for said breach or failure, provided that under no circumstance shall the foregoing waiver apply to any indemnity claim based upon breach of the representation and warranty contained in Section 4(c);

                    (ii) any Taxes of the Seller in respect of the Business with respect to any Tax year or portion thereof for any Pre-Closing Period; as well as the unpaid Taxes of any Person (other than the Seller) under Treasury Regulation Section1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise;

                    (iii) any Retained Liabilities, Non-Business Assets and Excluded Assets;

                    (iv) the actual or threatened commencement of any proceeding, suit or action against the Seller, the Purchaser or any Affiliate thereof, or any director, officer or employee of any of them, arising out of actions taken or omitted to be taken prior to the Closing by the Seller or its agents in respect of the Business or the Acquired Assets, which, if determined adversely (regardless of the actual determination thereof) would result in a Purchaser Loss which is indemnifiable under the provisions of this Section 9(a) (any such pending or threatened proceeding, suit or action being a "Purchaser Covered Action"); and/or

                    (v) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing or such indemnifications.

               (b) Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller from and against, all costs, fees, losses, liabilities, Taxes, charges, claims, expenses and damages, including without limitation, reasonable legal fees and expenses (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) and costs of investigation, actually incurred or as and when actually paid by the Seller, their agents or Affiliates, or any of their respective subsidiaries or Affiliates, or any of their respective officers, directors or employees (collectively, "Seller Losses") as a result of:

                    (i) any misrepresentation contained in or breach of or failure to perform any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or any other Transaction Document provided, however, that notwithstanding the foregoing, if at Closing, Seller's Chief Executive Officer or Chief Financial Officer has actual knowledge based upon any document given by Purchaser to such Chief Executive Officer or Chief Financial Officer prior to Closing that Purchaser has breached a representation or warranty or failed to perform a covenant or agreement, Seller's election to complete the transaction herein contemplated shall act as a waiver of Seller's right to claim indemnity by Purchaser for said breach or failure;

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

                    (ii) the actual or threatened commencement of any proceeding, suit or action against the Seller, or any Affiliate thereof or any director, officer or employee of any of them, arising out of actions taken, or omitted to be taken after the Closing by the Purchaser or its agents in respect of the Business or the Acquired Assets, which if determined adversely (regardless of the actual determination thereof) would result in a Seller Loss which is indemnifiable under the provisions of this Section 9(b) (regardless of the actual determination thereof) (any such pending or threatened proceeding suit or action being a "Seller Covered Action" and together with a "Purchaser Covered Action", a "Covered Action"); and/or

                    (iii) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing or such indemnifications.

               (c)  Loss Indemnity Procedure.

                    (i) Upon learning of the commencement of a Covered Action or the actual receipt by the party claiming a right of indemnification of information relating to the purported existence of facts or circumstances which could result in the commencement of a Covered Action or other incurrence of a Purchaser Loss or Seller Loss, the party claiming the right of indemnification (the "Indemnified Party") shall promptly, but no later than fifteen (15) days after learning of such commencement or receipt, give notice thereof, with reasonable specificity of the facts as then known, to the party having the indemnification obligation (the "Indemnifying Party"); provided, however, failure to give timely notice shall not release the Indemnifying Party of its obligations hereunder except if, and only to the extent that, the Indemnifying Party suffers actual prejudice as a proximate result of such failure.

                    (ii) The Indemnifying Party shall have the right to assume the defense of any such Covered Action only by giving written notice (the "Assumption Notice") to the Indemnified Party within 20 days after notice given pursuant to Section 9(c)(i) above, which Assumption Notice shall state that (A) it agrees that the claimant is entitled to indemnification hereunder; and (B) it agrees to assume the defense thereof in the name and on behalf of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party, in either event at the sole cost and expense of the Indemnifying Party; provided, however,

                           (x)  all such costs and expenses of the foregoing
counsel, if not paid by the Indemnifying Party and instead paid by the Indemnified Party shall constitute Purchaser or Seller Losses indemnifiable by the Indemnifying Party under Section 9(a) or (b), as the case may be;

                           (y)  the Indemnified Party, notwithstanding the
timely delivery of an Assumption Notice, may participate in such Covered Action through counsel separately selected and paid for by the Indemnified Party; and

                           (z)  if no Assumption Notice complying with
subclauses (A) and (B) above is timely given, or despite the giving of the Assumption Notice the defendants in any Covered Action, include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, or if the amount claimed in the Purchaser Covered Action or Seller Covered Action, as the case may be, is subject to the Indemnification Cap and, together with all other claims previously made for indemnification hereunder to which the Indemnification Cap may apply, such claims, in the aggregate, exceed the Indemnification Cap, or if the amount claimed in the Covered Action is subject to the Basket, and together with all other claims for indemnification previously made hereunder to which the Basket may apply such claims in the

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

aggregate are less than the Basket, then the Indemnified Party in each of the foregoing cases shall have the right to select one separate counsel to conduct the defense of such action on its behalf, and all such costs and expenses shall be paid by the Indemnifying Party and, if paid by the Indemnified Party, shall be Purchaser Losses or Seller Losses indemnifiable by the Indemnifying Party under Subsection 9(a) or (b), as the case may be. The Indemnified Party may take such action with respect to a Covered Action as it may deem appropriate to protect against further damage or default, including obtaining an extension of time to answer the complaint or other pleading or filing an answer thereto.

                    (iii) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

               (d) Payment by Indemnified Party. The Indemnifying Party shall be entitled to receive payment from the Indemnified Party of an amount equal to the Tax reduction or refund actually realized, or insurance proceeds actually paid to the Indemnified Party, solely as a result of the Indemnified Party having incurred such Seller Loss or Purchaser Loss, provided that the Indemnifying Party shall have paid to the Indemnified Party the full amount of such Purchaser Loss or Seller Loss. Nothing herein shall obligate the Indemnified Party, in the exercise of its good faith reasonable business judgment, to make any claim for a Tax reduction or refund or insurance recovery.

               (e) Duration of Indemnification. Liability for indemnification hereunder shall expire as provided in Section 9(g) below unless, prior to such date, the Indemnified Party has given to the Indemnifying Party written notice of a Purchaser Loss or a Seller Loss (setting forth in reasonable detail the specific facts and circumstances then known and pertaining thereto). In such event, such liability shall survive until such Purchaser Loss or Seller Loss is finally determined and any indemnification payment due with respect thereto or with respect to the Covered Loss is made.

               (f)  Limitations.

                    (i) Notwithstanding anything to the contrary contained in this Section 9, (i) the Seller shall not be obligated to pay in the aggregate any amounts in respect of Purchaser Losses in excess of $2,000,000 and (ii) the Purchaser shall not be obligated to pay in the aggregate any amounts in respect of Seller Losses in excess of $2,000,000 (in each case, the "Indemnification Cap"). Notwithstanding the foregoing and Section 9(f)(ii), the Indemnification Cap and the Basket (as hereinafter defined) shall not apply to Seller's obligation to pay Purchaser Losses or Purchaser's obligation to pay Seller Losses in respect of Unlimited Obligations (as hereinafter defined). For purposes hereof, "Unlimited Obligations" shall mean Purchaser Losses or Seller Losses attributable to or resulting from (i) fraud of the other party, (ii) intentional failure by the other party to perform any of the covenants, agreements or obligations to be performed by it under this Agreement, (iii) failure of Seller to satisfy any Retained Liability or failure of Purchaser to satisfy any Assumed Payables, (iv) any intentional or knowing breach or misrepresentation of a representation or warranty contained in Section 4 or
Section 5 or elsewhere contained in this Agreement or (v) any breach or alleged breach or misrepresentation of the representation in Section 4(c), whether or not knowing or intentional. The Basket shall also not apply to any adjustment to the Purchase Price pursuant to Section 2(e) or any payment under the Escrow Agreement in respect of any RMA's notwithstanding anything to the contrary provided in Section 9(f)(i).

                    (ii) Notwithstanding anything to the contrary contained in this Section 9, the Seller shall not be obligated to make any payment in respect of a Purchaser Loss which is not in respect of an Unlimited Obligation or any matter referred to in the last sentence of Section 9(f)(i) until the aggregate of such Purchaser Losses exceeds $50,000 (the "Basket"), after which such Basket and all other Purchaser Losses shall be immediately payable.

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

                    (iii) Notwithstanding anything to the contrary contained in this Section 9, the Purchaser shall not be obligated to make any payment in respect of a Seller Loss which is not in respect of an Assumed Liability until the aggregate of such Seller Losses exceeds the Basket, after which such Basket and all other Seller Losses shall be immediately payable.

               (g) Survival. All covenants that by their terms contemplate actions by the parties after the Closing shall survive the Closing for the maximum duration of the longest statute of limitations applicable with respect to such covenant plus sixty (60) days. Except as otherwise specifically provided herein, all representations and warranties shall survive the Closing, regardless of any inspection or discovery, whether by reason of due diligence or otherwise, for a period of twenty-four (24) months from the Closing, except that the representations and warranties contained in Sections 4(b), 4(c) and 5(b) (Enforceable Obligations; Due Authorization), 4(e)(i) (Title), 4(h) (Taxes), 4(r) (Environmental and OSHA Matters), and 4(o) (Employee Benefits) shall survive the maximum duration of the longest statute of limitations applicable with respect to such respective representation or warranty plus sixty (60) days.

          10. Public Announcements. Neither party hereto shall issue any press release or announcement, or make any reference to the Closing or to the transactions contemplated hereby to any third Person without the prior written consent of the other party hereto unless otherwise required by law. Both parties shall work cooperatively to coordinate any such announcements of the Closing, as to both the manner and content thereof.

          11. Brokers. Except for fees and expenses payable to Bear Stearns & Co., Inc., which fees and expenses shall be the responsibility of and paid by the Seller, each of the parties hereto represents and warrants to the others that he/she or it has not employed or dealt with any broker in connection with any transactions contemplated by this Agreement and shall save the other harmless from any and all other claims at any time hereafter made for brokers' or finders' fees or commissions, which claim or claims arise out of any agreement alleged to have been made or action taken by the other, concerning or relating to the subject matter of this Agreement.

          12.  Termination.

               (a)  This Agreement may be terminated at any time prior to the
Closing:

                    (i) by the mutual written agreement of the Purchaser and the Seller; or

                    (ii) by either the Purchaser or the Seller in the event of a material breach by or Default of the other Party hereto but not before ten
(10) days after giving written notice to such effect to the other Party; provided, however, that delivery of such notice shall not affect the right of the other Party to cure the Default during such ten-day period; or

                    (iii) by May 30, 2003, if the transaction herein contemplated has not closed by said date.

               (b) In the event of the termination of this Agreement as provided in Section 12(a), this Agreement shall be of no further force or effect; provided, however, that (i) this Section 12(b), and Section 14 and the terms and conditions of that certain "Confidentiality Letter" dated as of February 6, 2002 executed by the Purchaser and relating to the transactions contemplated hereby, shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement which results in such termination.

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

         13.   Notices.

               (a) All notices and other communications hereunder will be in writing and will be given by delivery in person, facsimile or other standard form of telecommunications, by overnight courier, or by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below, with copies as follows:

          If to the Purchaser:

               Jaco Electronics, Inc.
               145 Oser Avenue
               Hauppauge, NY  11788
               Fax:  (631) 273-3621
               Attn: Joel H. Girsky, President

          with copy to:

               Morrison Cohen Singer & Weinstein, LLP
               750 Lexington Avenue
               New York, NY  10022
               Fax:  (212) 735-8708
               Attn: Stephen I. Budow, Esq.

          If to the Seller:

               Reptron Electronics, Inc.
               13700 Reptron Boulevard
               Tampa, FL  33626
               Fax:  (813) 854-2351
               Attn: Paul J. Plante, President

          with copy to:

               William L. Elson, Esq.
               400 North Ashley Drive, Suite 2300
               Tampa, FL  33602
               Fax:  (813) 227-6550

Notice given by mail shall be deemed given four business days after deposit with the United States Postal Service; Notice given by overnight courier shall be deemed given one business day after delivery into the custody and control of such overnight courier service for next day delivery and notice delivered in person or by facsimile shall be deemed given one business day after such delivery or receipt.

               (b) Any party hereto may change the address to which any notice or other communication shall be given by a notice to such effect complying with this Section 13.

          14.  Miscellaneous.

               (a) Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, and their respective successors and assigns as permitted hereunder, any right, remedy, or claim under or by reason

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

of this Agreement or of any term, covenant, or condition hereto, and all the terms, covenants, conditions, promises, and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns as permitted hereunder.

               (b) Entire Agreement. This Agreement, together with the other Transaction Documents constitute the entire understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements between the parties hereto with respect to the subject matter hereof and thereof, including, without limitation, the letter of intent dated April 9, 2003 between the parties hereto, but excluding that Confidentiality Agreement dated February 6, 2003 which shall not be superceded or otherwise merged into this Agreement, but shall be automatically terminated without further action and of no further force or effect effective as of the Closing.

               (c) Assignment. This Agreement is not assignable by either party hereto and any purported assignment shall be null and void and of no effect, provided, however, that the Purchaser may assign its rights and/or obligations hereunder to any Affiliate.

               (d) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision in any other jurisdiction.

               (e) Effect of Headings. The Article, Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

               (f) Arbitration and Jurisdiction. Any dispute hereunder shall be resolved through arbitration before a panel of arbitrators sitting in New York, New York. If the parties cannot agree upon a single arbitrator within fifteen
(15) days after written notice forwarded by one of the parties to the other demanding arbitration, each of Seller and Purchaser shall choose an arbitrator, who, within ten (10) days following the last designation of an arbitrator, shall in turn choose a third and neutral arbitrator. The arbitration shall be conducted pursuant to the commercial rules of arbitration then promulgated by the American Arbitration Association. The decision of the arbitrator(s) shall be binding upon the parties hereto for all purposes, and judgment to enforce any such binding decision may be entered in a either the State or Federal court having jurisdiction in the City of New York, State of New York or the City of Tampa, Florida. For these purposes, each party hereby expressly and irrevocably consents to the jurisdiction and venue of any of said courts. The arbitrator(s) shall have the authority to award any remedy or relief that a State or Federal court, having jurisdiction in the City of New York, could grant in conformity to applicable law, including the authority to award attorney's fees. The arbitration panel shall have the same subpoena powers and shall manage discovery as if the panel were either the state or Federal court having jurisdiction in the City of New York. In the event discovery with third parties is inhibited in any way, or said discovery or the presence of witnesses for either deposition or hearing can not be compelled by the panel, the party seeking said discovery, or the attendance of witnesses, may commence an action in either the state of Federal court having jurisdiction in the City of New York, seeking the subpoena powers of said court to so compel discovery or the attendance of witnesses.

               (g) Governing Law. The provisions of this Agreement, and all the rights and obligations of the parties hereunder, shall be governed by, and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State without regard to such State's conflicts of law principles.

               (h) Counterparts. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the

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

same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                    (i) Construction. Each of the Seller and the Purchaser acknowledges that it has been represented by counsel in connection with this Agreement and the other Transaction Documents contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any other Transaction Document against a party that drafted it has no application and is explicitly waived.

                    (j) Amendments and Waivers. No amendment, modification, waiver or course of conduct shall be effective unless the same is approved in writing and duly executed by both of the parties hereto and then such amendment, modification or waiver shall be effective only with respect to the specific instance and for the specific purpose for which it was given.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused same to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.


                                        PURCHASER:

                                        JACO ELECTRONICS, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        SELLER:

                                        REPTRON ELECTRONICS. INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]


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